Published CUSIP Number: 67084RAE8

CREDIT AGREEMENT

Dated as of June 30, 2009

among

OHI ASSET, LLC
OHI ASSET (ID), LLC
OHI ASSET (LA), LLC
OHI ASSET (CA), LLC
DELTA INVESTORS I, LLC
DELTA INVESTORS II, LLC
TEXAS LESSOR – STONEGATE, LP
OHIMA, INC.

as Borrowers,

THE LENDERS PARTY HERETO,

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender and L/C Issuer,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Co-Syndication Agent,

UBS SECURITIES LLC,
as Co-Syndication Agent,

GENERAL ELECTRIC CAPITAL CORPORATION,
as Managing Agent,

and

BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arranger and Sole Book Manager

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Joint Lead Arranger

TABLE OF CONTENTS

Article and Section                                                                                              Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		2
1.01	Defined Terms.	2
1.02	Interpretive Provisions.	36
1.03	Accounting Terms.	37
1.04	Rounding.	37
1.05	References to Agreements and Laws.	37
1.06	Times of Day.	38
1.07	Letter of Credit Amounts.	38
ARTICLE II COMMITMENTS AND EXTENSION OF CREDITS		38
2.01	Commitments.	38
2.02	Borrowings, Conversions and Continuations.	40
2.03	Additional Provisions with respect to Letters of Credit.	42
2.04	Additional Provisions with respect to Swing Line Loans.	48
2.05	Repayment of Loans.	51
2.06	Prepayments.	51
2.07	Termination or Reduction of Commitments.	52
2.08	Interest.	52
2.09	Fees.	53
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.	54
2.11	Payments Generally.	55
2.12	Sharing of Payments.	57
2.13	Evidence of Debt.	57
2.14	Joint and Several Liability of the Borrowers.	58
2.15	Appointment of Parent as Legal Representative for Credit Parties.	60
ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		60
3.01	Taxes.	60
3.02	Illegality.	61
3.03	Inability to Determine Rates.	62
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.	62
3.05	Funding Losses.	63
3.06	Matters Applicable to all Requests for Compensation.	63
3.07	Survival.	64
ARTICLE IV CONDITIONS PRECEDENT TO EXTENSION OF CREDITS		64
4.01	Conditions to Initial Extensions of Credit.	64
4.02	Conditions to Extensions of Credit.	68
ARTICLE V REPRESENTATIONS AND WARRANTIES		69
5.01	Financial Statements; No Material Adverse Effect; No Internal Control Event.	69
5.02	Corporate Existence and Power.	70
5.03	Corporate and Governmental Authorization; No Contravention.	70
5.04	Binding Effect.	70
5.05	Litigation.	70
5.06	Compliance with ERISA.	71
5.07	Environmental Matters.	71
5.08	Margin Regulations; Investment Company Act.	72
5.09	Compliance with Laws.	73
5.10	Ownership of Property; Liens.	73
5.11	Corporate Structure; Capital Stock, Etc.	73
5.12	Real Property Assets; Leases.	74
5.13	Material Contracts; Additional Contractual Obligations.	75
5.14	Investments.	75
5.15	Solvency.	75
5.16	Taxes.	75
5.17	REIT Status.	76
5.18	Insurance.	76
5.19	Healthcare; Facility Representations and Warranties.	76
5.20	Disclosure.	78
5.21	Collateral Documents.	78
ARTICLE VI AFFIRMATIVE COVENANTS		78
6.01	Financial Statements.	78
6.02	Certificates; Other Information.	79
6.03	Preservation of Existence and Franchises.	82
6.04	Books and Records.	82
6.05	Compliance with Law.	82
6.06	Payment of Taxes and Other Indebtedness.	82
6.07	Insurance.	83
6.08	Maintenance of Property.	83
6.09	Performance of Obligations.	83
6.10	Visits and Inspections.	84
6.11	Use of Proceeds/Purpose of Loans and Letters of Credit.	84
6.12	Financial Covenants.	84
6.13	Environmental Matters.	85
6.14	REIT Status.	85
6.15	New Subsidiaries.	85
6.16	Pledged Assets.	86
6.17	Appraisals.	86
6.18	Anti-Terrorism Laws.	87
6.19	Compliance With Material Contracts.	87
ARTICLE VII NEGATIVE COVENANTS		87
7.01	Liens.	87
7.02	Indebtedness.	87
7.03	Fundamental Changes.	88
7.04	Dispositions; Acquisitions.	88
7.05	Business Activities.	89
7.06	Transactions with Affiliates and Insiders.	89
7.07	Organization Documents; Fiscal Year.	89
7.08	Modifications to Other Documents.	89
7.09	Ownership of Subsidiaries.	90
7.10	No Further Negative Pledges.	90
7.11	Limitation on Restricted Actions.	90
7.12	Addition/Replacement of Borrowing Base Assets.	91
ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		92
8.01	Events of Default.	92
8.02	Remedies Upon Event of Default.	95
8.03	Application of Funds.	95
ARTICLE IX ADMINISTRATIVE AGENT		96
9.01	Appointment and Authorization of Administrative Agent.	96
9.02	Delegation of Duties.	97
9.03	Liability of Administrative Agent.	97
9.04	Reliance by Administrative Agent.	98
9.05	Notice of Default.	98
9.06	Credit Decision; Disclosure of Confidential Information by Administrative Agent.	98
9.07	Indemnification of Administrative Agent.	99
9.08	Administrative Agent in its Individual Capacity.	100
9.09	Successor Administrative Agent.	100
9.10	Administrative Agent May File Proofs of Claim.	101
9.11	Guaranty Matters.	101
9.12	Other Agents; Arrangers and Managers.	102
ARTICLE X MISCELLANEOUS		102
10.01	Amendments, Etc.	102
10.02	Notices and Other Communications; Facsimile Copies.	104
10.03	No Waiver; Cumulative Remedies.	106
10.04	Attorney Costs, Expenses and Taxes.	106
10.05	Indemnification by the Borrowers.	107
10.06	Payments Set Aside.	108
10.07	Successors and Assigns.	108
10.08	Confidentiality.	111
10.09	Set off.	112
10.10	Interest Rate Limitation.	113
10.11	Counterparts.	113
10.12	Integration.	113
10.13	Survival of Representations and Warranties.	113
10.14	Severability.	114
10.15	Tax Forms.	114
10.16	Replacement of Lenders.	116
10.17	No Advisory or Fiduciary Responsibility.	116
10.18	Source of Funds.	117
10.19	GOVERNING LAW.	117
10.20	WAIVER OF RIGHT TO TRIAL BY JURY.	118
10.21	No Conflict.	118
10.22	USA Patriot Act Notice.	118
10.23	Entire Agreement.	119
10.24	California Real Property Assets.	119
10.25	2006 Facility Assignment Agreement.	119

SCHEDULES

1.01           Existing Letters of Credit
2.01           Lenders and Commitments
5.11           Corporate Structure; Capital Stock
5.12           Real Property Asset Matters
Part I                        Borrowing Base Assets
Part II                       Other Real Property Assets
Part III                      Delinquent Tenants
Part IV                      Facility Leases
Part V                       Material Sub-leases
5.13           Material Contracts; Contracts Subject to Assignment of Claims Act
5.18           Insurance Certificates
7.01           Liens
7.02           Borrowers Indebtedness
10.02         Notice Addresses

EXHIBITS

A           Form of Loan Notice
B            Form of Revolving Note
C-1         Form of Compliance Certificate
C-2         Form of Borrowing Base Certificate
D            Form of Assignment and Assumption
E-1          Form of Borrower Joinder Agreement
E-2          Form of Subsidiary Guarantor Joinder Agreement
F             Form of Lender Joinder Agreement
G             Form of Guaranty
H             Form of Security Agreement
I              Form of Assignment of 2006 Credit Facility

CREDIT AGREEMENT

This CREDIT AGREEMENT (as amended, modified, restated or supplemented from time to time, this “Credit Agreement” or this “Agreement”) is entered into as of June 30, 2009 by and among OHI ASSET, LLC, a Delaware limited liability company, OHI ASSET (ID), LLC, a Delaware limited liability company, OHI ASSET (LA), LLC, a Delaware limited liability company, OHI ASSET (CA), LLC, a Delaware limited liability company, DELTA INVESTORS I, LLC, a Maryland limited liability company, DELTA INVESTORS II, LLC, a Maryland limited liability company, TEXAS LESSOR – STONEGATE, LP, a Maryland limited partnership and OHIMA, INC., a Massachusetts corporation (each of the foregoing entities and each of the entities from time to time executing a Joinder Agreement pursuant to Section 6.15 hereof shall be hereinafter referred to individually as “Borrower” and collectively as the “Borrowers”), the Lenders (as defined herein), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (each, as defined herein).

WHEREAS, the Borrowers are party to that certain Credit Agreement dated as of March 31, 2006, as amended (the “2006 Credit Agreement”) among Bank of America, N.A. (“Bank of America”), UBS AG, Stamford Branch (“UBS”), Deutsche Bank Trust Company Americas (“Deutsche Bank”), General Electric Capital Corporation (“GECC”), Citicorp North America, Inc. (“Citi” and together with Bank of America, UBS, Deutsche Bank and GECC, the “2006 Facility Lenders”) and Bank of America, N.A., as Administrative Agent (the “2006 Administrative Agent”) pursuant to which a credit facility in the aggregate amount of $255,000,000 was extended to the Borrowers (such obligations under such 2006 Credit Agreement as evidenced by certain promissory notes issued by the Borrowers in favor of Bank of America, UBS, Deutsche Bank, GECC and Citi, the “2006 Promissory Notes” and together with the 2006 Credit Agreement, the “2006 Credit Facility”);

WHEREAS, the 2006 Credit Facility is secured by real and personal property of the Borrowers pursuant to certain collateral documentation, including, without limitation, a security agreement, certain assignments of leases, and certain first lien priority mortgage deeds of trust or deeds to secured debt, each dated on or about March 31, 2006, February 22, 2007 or such later dates and UCC financing statements (collectively, the “2006 Collateral Documents”);

WHEREAS, the Borrowers have requested that the Lenders hereunder provide a new credit facility in an amount of $200,000,000, which amount may be increased to the amount of $300,000,000 (the “Credit Facility”) for the purpose of refinancing and replacing the 2006 Credit Facility and for the purposes hereinafter set forth;

WHEREAS, in connection with the entering into this Credit Agreement and the refinancing of the 2006 Credit Facility, the 2006 Facility Lenders and the 2006 Administrative Agent, have concurrently herewith assigned all of their rights, titles and interests in and to the 2006 Credit Facility and the 2006 Collateral Documents in favor of the Administrative Agent hereunder, on behalf of the Lenders hereunder and the Administrative Agent hereunder and the Lenders hereunder are willing to accept such assignment (the “2006 Facility Assignment Agreement”);

WHEREAS, in connection with such 2006 Facility Assignment Agreement, the Borrowers and the Lenders hereunder desire to replace the 2006 Credit Facility and the terms of the 2006 Credit Agreement with this Credit Facility and this Credit Agreement, and the Lenders hereunder have further agreed to amend, restate and consolidate certain of the 2006 Collateral Documents in their entirety as further set forth herein; and

WHEREAS, upon the consummation of the 2006 Facility Assignment Agreement and subject to the terms and conditions set forth herein, the Lenders have agreed to make the requested Credit Facility available to the Borrower.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01                      Defined Terms.

As used in this Credit Agreement, the following terms have the meanings set forth below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Mortgageability Amount” means, with respect to any pool of Borrowing Base Assets as of any date of determination, the sum of the respective Mortgageability Amounts of each of the Borrowing Base Assets in such pool.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a), as increased from time to time pursuant to Section 2.01(d).

“Agreement” has the meaning provided in the introductory paragraph hereof.

“Applicable Percentage” means each of the following percentages per annum, as applicable, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Applicable Percentage
Pricing Level	Consolidated Leverage Ratio	Eurodollar Loans	Base Rate Loans	Letter of Credit Fees	Unused Fee
1	< 3.00 to 1.00	3.75%	2.50%	3.75%	0.50%
2	> 3.00 to 1.00 but < 4.00 to 1.00	4.00%	2.75%	4.00%	0.50%
3	> 4.00 to 1.00 but < 4.50 to 1.00	4.25%	3.00%	4.25%	0.50%
4	> 4.50 to 1.00	4.75%	3.50%	4.75%	0.50%

Any increase or decrease in the Applicable Percentage resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered within ten (10) days after being due in accordance with such Section, then Pricing Level 4 shall apply as of the eleventh (11th) day after the date on which such Compliance Certificate was required to have been delivered until the first Business Day after the date on which such Compliance Certificate is delivered.  The Applicable Percentages in effect from the Closing Date through the date that the Parent delivers the Compliance Certificate for the fiscal quarter ending June 30, 2009 shall be determined based upon Pricing Level 4.  Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, in its capacity as joint lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent and, if such assignment and assumption requires their consent, the Borrowers.

“Assignment of Leases” means an assignment of leases, rents and profits to the Administrative Agent with respect to the applicable Borrower’s interests in a Borrowing Base Asset (which assignment may be contained within the related Mortgage Instrument); provided that each such Assignment of Leases shall, subject to the terms and conditions of the applicable underlying lease, directly assign to the Administrative Agent the following: (a) all existing and future leases, subleases, tenancies, licenses, occupancy agreements or agreements to lease all or any portion of such Borrowing Base Asset (including, without limitation, any applicable Facility Lease), whether written or oral or for a definite period or month-to-month, together with any extensions, renewals, amendments, modifications or replacements thereof, and any  options, rights of first refusal or guarantees of any tenant’s obligations under any lease now or hereafter in effect with respect to the Borrowing Base Asset (individually, for the purposes of this definition, a “Lease” and collectively, the “Leases”); and (b) all rents (including, without limitation, base rents, minimum rents, additional rents, percentage rents, parking, maintenance and deficiency rents and payments which are characterized under the terms of the applicable Lease as payments of interest and/or principal with respect to the applicable Borrowing Base Asset), security deposits, tenant escrows, income, receipts, revenues, reserves, issues and profits of the Borrowing Base Asset from time to time accruing, including, without limitation, (i) all rights to receive payments arising under, derived from or relating to any Lease, (ii) all lump sum payments for the cancellation or termination of any Lease, the waiver of any term thereof, or the exercise of any right of first refusal, call option, put option or option to purchase, and (iii) the return of any insurance premiums or ad valorem tax payments made in advance and subsequently refunded.   In furtherance (and not limitation) of the foregoing, each Assignment of Leases shall assign to the Administrative Agent any and all of the applicable Borrower’s rights to collect or receive any payments with respect to the applicable Borrowing Base Asset.  Finally, each Assignment of Leases shall, in any case, be in form and substance satisfactory to the Administrative Agent in its discretion and suitable for recording in the applicable jurisdiction; and “Assignments of Leases” means a collective reference to each such Assignment of Leases.

“Attorney Costs” means and includes all reasonable and documented fees, expenses and disbursements of any law firm or other external counsel and, without duplication, the allocated reasonable and documented cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its consolidated Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year of the Parent and its consolidated Subsidiaries, including the notes thereto; provided, that the Administrative Agent hereby agrees that the Form 10-K of the Parent delivered to it by the Parent and containing information for the fiscal year ended December 31, 2008 shall constitute all information required to be delivered as part of the “Audited Financial Statements” for purposes of this Agreement.

“Bank of America” means Bank of America, N.A., together with its successors.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following: (a) the entry of a decree or order for relief by a court or governmental agency in an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or the appointment by a court or governmental agency of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or the ordering of the winding up or liquidation of its affairs by a court or governmental agency and such decree, order or appointment is not vacated or discharged within ninety (90) days of its filing; or (b) the commencement against such Person of an involuntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or of any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed for a period of ninety (90) consecutive days, or the repossession or seizure by a creditor of such Person of a substantial part of its Property; or (c) such Person shall commence a voluntary case under any applicable Debtor Relief Law or any other bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment of or the taking possession by a receiver, liquidator, assignee, creditor in possession, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (d) the filing of a petition by such Person seeking to take advantage of any Debtor Relief Law or any other applicable Law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or (e) such Person shall fail to contest in a timely and appropriate manner (and if not dismissed within ninety (90) days or shall consent to any petition filed against it in an involuntary case under such bankruptcy laws or other applicable Law or consent to any proceeding or action relating to any bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts with respect to its assets or existence, or (f) such Person shall admit in writing, or such Person’s financial statements shall reflect, an inability to pay its debts generally as they become due.

“BAS” means Banc of America Securities LLC, together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate determined on such day (or if no such rate is determined on such day the next preceding day for which a Eurodollar Rate is determined) for a Eurodollar Loan with an Interest Period of one month plus 1.25%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” and “Borrowers” shall have the meanings given to such terms in the introductory paragraph hereof.

“Borrower Joinder Agreement” means a joinder agreement in the form of Exhibit E-1 to be executed by each new Subsidiary of the Parent that is required to become a Borrower in accordance with Section 6.15(a) hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Representative” has the meaning given to such term in Section 2.15 hereof.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, or (b) a borrowing of Swing Line Loans, as appropriate.

“Borrowing Base Amount” means an amount equal to the lesser of: (a) the Aggregate Mortgageability Amount as of such date for the Qualified Borrowing Base Assets and (b) the Collateral Value Amount as of such date for the Qualified Borrowing Base Assets.

“Borrowing Base Asset” means a Real Property Asset which, as of any date of determination, satisfies all of the following requirements:  (a) such Real Property Asset is 100% owned by a Borrower in fee simple or pursuant to the terms of an Eligible Ground Lease; (b) the Administrative Agent, on behalf of the Lenders, shall have received each of the Borrowing Base Asset Deliverables with respect to such Real Property Asset, in each case in form and substance acceptable to the Administrative Agent and Required Lenders in their discretion; (c) such Real Property Asset is not subject to any Lien (other than a Permitted Lien) or any Negative Pledge; (d) such Real Property Asset is free of all material mechanical and structural defects, environmental conditions (as evidenced by environmental reports acceptable to Administrative Agent) or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Real Property Asset and the most recently-delivered FIRREA-compliant MAI appraisal with respect to such Real Property Asset is acceptable to the Administrative Agent in its discretion; (e) such Real Property Asset has been fully developed for use as a skilled nursing facility, domestic assisted living facility, independent living facility, rehabilitation hospital or other healthcare facility acceptable to the Administrative Agent and Required Lenders; (f) such Real Property Asset is leased to and operated by an Eligible Tenant pursuant to a Facility Lease reasonably acceptable to the Administrative Agent; (g) no required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies payable to the applicable Borrower-owner with respect to such Real Property Asset is past due beyond the earlier of the applicable grace period with respect thereto, if any, and sixty (60) days; (h) no event of default has occurred and is then-continuing under any Material Contract applicable to such Borrowing Base Asset; (i) no Material Contract applicable to such Borrowing Base Asset shall have been terminated without the prior written consent of the Required Lenders; (j) no condemnation or condemnation proceeding shall have been instituted (and remain undismissed for a period of ninety (90) consecutive days), in each case, with respect to a material portion of the Real Property Asset; (k) no material casualty event shall have occurred with respect to the improvements located on such Real Property Asset which is not able to be fully remediated with available insurance proceeds; and (l) no Hazardous Substances are located on or under such Real Property Asset and no other environmental conditions exist in connection with such Real Property Asset which constitute a violation of any Environmental Law.  “Borrowing Base Assets” means a collective reference to all Borrowing Base Assets in existence at any given time.

“Borrowing Base Asset Deliverables” means, with respect to any Real Property Asset which is proposed for qualification as a “Borrowing Base Asset” hereunder, a collective reference to each of the following (with each such item to be in form and substance acceptable to the Administrative Agent):

(a)                     a fully executed and notarized Mortgage Instrument and Assignments of Leases (or a fully executed and notarized amendment to such existing Mortgage Instrument and/or Assignments of Leases) with respect to such Real Property Asset and a related legal opinion from special local counsel to the Borrowers opining as to the propriety of the form of such documents for recording in the applicable jurisdiction and such other matters as may be required by the Administrative Agent;

(b)                     a fully executed copy of the Facility Lease with respect to such Real Property Asset, together with an estoppel certificate from the applicable Eligible Tenant and a subordination, non-disturbance and attornment agreement with respect to such Facility Lease;

(c)                     in the case of a Real Property Asset which constitutes a leasehold interest, evidence that the applicable lease, a memorandum of lease with respect thereto, or other evidence of such lease in form and substance reasonably satisfactory to the Administrative Agent, has been properly recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Administrative Agent, so as to enable the Mortgage Instrument encumbering such leasehold interest to effectively create a valid and enforceable first priority lien (subject to Permitted Liens and required landlord consents) on such leasehold interest in favor of the Administrative Agent (or such other Person as may be required or desired under local law) for the benefit of Lenders and that such lease qualifies as an Eligible Ground Lease hereunder, together with such estoppels, waivers and/or consents from the lessor under such Eligible Ground Lease as are required by the terms thereof or otherwise reasonably requested by the Administrative Agent;

(d)                     maps or plats of an as-built survey of the site constituting the Real Property Asset sufficient in all cases to delete the standard survey exception from the applicable Mortgage Policy;

(e)                     a FIRREA-compliant MAI appraisal, commissioned, reviewed and approved by the Administrative Agent (or otherwise acceptable to the Administrative Agent, in its discretion) with respect to such Real Property Asset;

(f)                      evidence as to the compliance of such Real Property Asset and the improvements related thereto with applicable zoning and use requirements;

(g)                     an ALTA mortgagee title insurance policy (or its equivalent in non-ALTA jurisdictions) with respect to the applicable Real Property Asset (the “Mortgage Policy”), assuring the Lender that the Mortgage Instrument creates a valid and enforceable first priority mortgage lien on the applicable Real Property Asset, free and clear of all defects and encumbrances except Permitted Liens, which Mortgage Policy shall (i) be in an amount acceptable to the Administrative Agent, (ii) be from an insurance company reasonably acceptable to the Administrative Agent, (iii) include such available endorsements and reinsurance as the Administrative Agent may reasonably require and (iv) otherwise satisfy the reasonable title insurance requirements of the Administrative Agent;

(h)                     evidence as to whether the applicable Real Property Asset is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and if such Real Property Asset is a Flood Hazard Property, (i) the applicable Borrower’s written acknowledgment of receipt of written notification from the Administrative Agent (A) as to the fact that such Real Property Asset is a Flood Hazard Property and (B) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (ii) copies of insurance policies or certificates of insurance evidencing flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Lenders under a standard mortgagee endorsement;

(i)                    copies of all existing material subleases which would be required to be disclosed on Part V of Schedule 5.12 hereof with respect to such Real Property Asset if approved as a Borrowing Base Asset;

(j)                     evidence that the Tenant under the applicable Facility Lease is an Eligible Tenant;

(k)                     a Phase I environmental assessment from an environmental consultant acceptable to the Administrative Agent, dated as of a date acceptable to the Administrative Agent and indicating that, as of such date, no Hazardous Substances or other conditions on, under or with respect to the applicable Real Property Asset constitute a violation of any Environmental Laws and that, in any case, no commercially unreasonable amount of any Hazardous Substances are located on or under such Real Property Asset; and

(l)                     evidence of insurance coverage with respect to such Real Property Asset meeting the requirements set forth herein and establishing the Administrative Agent as loss payee, as required pursuant to the terms hereof.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit C-2 hereto delivered to the Administrative Agent pursuant to Section 6.02(b) or more frequently at the option of the Borrower Representative and (a) setting forth each Real Property Asset of the Borrowers, identifying which such Real Property Assets are Borrowing Base Assets, which such Borrowing Base Assets are Qualified Borrowing Base Assets used and certifying the Collateral Value Amount and Mortgageability Amount with respect to each such Qualified Borrowing Base Asset, (b) certifying (based upon its own information and the information made available to the Parent by the applicable Tenants, which information the Parent believes in good faith to be is true and correct in all material respects) (i) as to the calculation of the Borrowing Base Amount as of the date of such certificate and (ii) that each Real Property Asset used in the calculation of the Borrowing Base Amount meets each of the criteria for qualification as a Borrowing Base Asset and (c) providing such other information with respect to the Real Property Assets, Borrowing Base Assets and/or the Qualified Borrowing Base Assets as the Administrative Agent may reasonably require.

“Braswell Indebtedness” means that certain Indebtedness of  Regency Health Services, Inc.  owing to  C. Allen Braswell, Braswell Management, Inc., Dorothy Norton and Cecil Mays pursuant to that certain  Promissory Note Secured by Deeds of Trust  in the original principal amount of  $4,114,035 (of which no more than $2,961,607 is outstanding as of the Closing Date).

“Business” or “Businesses” means, at any time, a collective reference to the businesses operated by the respective Borrowers or Parent, as applicable, at such time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, in the State of New York or the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means a lease that would be capitalized on a balance sheet of the lessee prepared in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateral” means cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer pledged and deposited with or delivered to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than two hundred seventy (270) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change of Control” means the occurrence of any of the following events:  (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of or control over, voting stock of the Parent (or other securities convertible into such voting stock) representing thirty-five percent (35%) or more of the combined voting power of all voting stock of the Parent, (b) during any period of up to twenty-four (24) consecutive months, commencing after the Closing Date, individuals who at the beginning of such twenty-four (24) month period were directors of the Parent (together with any new director whose election by the Parent’s Board of Directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of the Parent then in office.  As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, (c) the Parent shall fail to own 100% of the Capital Stock of each of the Borrowers or (d) the occurrence of a “Change of Control” or any equivalent term or concept under either of the Senior Note Indentures.

“Closing Date” means the date hereof.

“CMS” means the Centers for Medicare & Medicaid Services, the federal agency responsible for administering the Medicare, Medicaid, SCHIP (State Children’s Health Insurance), HIPAA (Health Insurance Portability and Accountability Act), CLIA (Clinical Laboratory Improvement Amendments), and several other federal health-related programs.

“Collateral” means a collective reference to all real and personal Property (including without limitation, the Borrowing Base Assets) with respect to which Liens in favor of the Administrative Agent are either executed, identified or purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Mortgage Instruments, the Security Agreement, the Assignments of Leases and any UCC financing statements securing payment hereunder, or any other documents securing the Obligations under this Credit Agreement or any other Credit Document.

“Collateral Value” means, with respect to any Real Property Asset, an amount equal to the “as-is” appraised value of such Real Property Asset (on an individual, as opposed to portfolio values, basis), as determined by the most recently delivered FIRREA-compliant MAI appraisals commissioned, reviewed and approved by the Administrative Agent or otherwise acceptable to the Administrative Agent in its discretion.

“Collateral Value Amount” means an amount equal to (a) sixty-five percent (65%) multiplied by (b) the Collateral Value as of such date for each Borrowing Base Property.

“Commitment” means the Revolving Commitment, the L/C Commitment and the Swing Line Commitment.

“Commitment Period” means the period from and including the Closing Date to the earlier of (a) in the case of Revolving Loans and Swing Line Loans, the Termination Date, and, in the case of the Letters of Credit, the Letter of Credit Expiration Date, or (b) the date on which the Revolving Commitments shall have been terminated as provided herein.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1; provided, that each such Compliance Certificate shall, in any case, include (without limitation): (a) a Borrowing Base Certificate in the form of Exhibit C-2; (b) an updated version of Schedules 5.11, 5.12, 5.13 and 5.18, along with a summary of changes made to such schedules since the previous delivery thereof; provided, further, that upon the delivery of such updated schedules, then Schedule 5.11, Schedule 5.12, Schedule 5.13 and Schedule 5.18 shall each be deemed to have been amended and restated to read in accordance with the applicable updated schedule and the representations and warranties with respect thereto shall apply to such amended and restated schedules and (c) supporting documents and materials reasonably required by the Administrative Agent for the evidencing of the calculations and certifications made in connection therewith.

“Confidential Information” has the meaning provided in Section 10.08.

“Consolidated Adjusted EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated EBITDA as of such date plus (b) an amount based on the Special Charges Adjustment (without duplication to the extent included in the determination of Consolidated Interest Expense and added back to net income in the calculation of Consolidated EBITDA).

“Consolidated EBITDA” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) net income of the Consolidated Parties, in each case, excluding any non-recurring or extraordinary gains and losses, plus (b) an amount which, in the determination of net income for such period pursuant to clause (a) above, has been deducted for or in connection with (i) Consolidated Interest Expense (plus, amortization of deferred financing costs, to the extent included in the determination of Consolidated Interest Expense per GAAP), (ii) income taxes, and (iii) depreciation and amortization plus (c) to the extent decreasing net income of the Consolidated Parties for such period, all expenses directly attributable to FIN 46 consolidation requirements, minus (d) to the extent increasing net income of the Consolidated Parties for such period, all revenue directly attributable to FIN 46 consolidation requirements, plus (e) to the extent decreasing net income of the Consolidated Parties for such period, all expenses directly related to owned and operated assets, minus (f) to the extent increasing net income of the Consolidated Parties for such period, all revenues directly related to owned and operated assets, all determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA to (b) Consolidated Fixed Charges for the most recently completed four (4) fiscal quarters.

“Consolidated Fixed Charges” means, for any period, for the Consolidated Parties on a consolidated basis, the sum of (a) Consolidated Interest Expense (excluding, for purposes hereof and without duplication, Special Charges to the extent included in the calculation of Consolidated Interest Expense) for such period, plus (b) current scheduled principal payments of Consolidated Funded Debt for such period (including, for purposes hereof, current scheduled reductions in commitments, but excluding any payment of principal under the Credit Documents and any “balloon” payment or final payment at maturity that is significantly larger than the scheduled payments that preceded it) for a period beginning the day after the date of determination and lasting for the same length of time as the applicable period referenced at the beginning of this definition, plus (c) dividends and distributions on preferred stock, if any, for such period, in each case, as determined in accordance with GAAP.

“Consolidated Funded Debt” means, as of any date of determination, the sum of (a) all Funded Debt of the Consolidated Parties determined on a consolidated basis minus (b) to the extent included in the calculation of Funded Debt of the Consolidated Parties, the aggregate amount of Funded Debt directly attributable to FIN 46 consolidation requirements, all determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, for the Consolidated Parties on a consolidated basis, all interest expense and letter of credit fee expense, as determined in accordance with GAAP during such period; provided, that interest expenses shall, in any event, (a) include the interest component under Capital Leases and the implied interest component under Securitization Transactions and (b) exclude the amortization of any deferred financing fees.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt to (b) Consolidated Adjusted EBITDA for the most recently completed four (4) fiscal quarters; provided, that, for purposes of calculating the “Consolidated Leverage Ratio,” the Consolidated EBITDA component of Consolidated Adjusted EBITDA shall be adjusted to give pro forma effect to assets of the Consolidated Parties acquired during the prior four (4) fiscal quarters as if the assets were acquired on the first day of the period of the most recently completed four (4) fiscal quarters ending as of the most recent fiscal quarter and adding such amount to the base Consolidated EBITDA calculation for such Consolidated Parties (and thereby to the Consolidated Adjusted EBITDA calculations).

“Consolidated Parties” means the Parent and its consolidated subsidiaries, as determined in accordance with GAAP.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Parent in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, for the Consolidated Parties as of any date of determination, (a) stockholders’ equity on a consolidated basis determined in accordance with GAAP, but with no upward adjustments due to any revaluation of assets, less (b) all Intangible Assets, plus (c) all accumulated depreciation, all determined in accordance with GAAP; provided, that the Consolidated Parties will be permitted to exclude (i.e.  add back to stockholder’s equity) up to $25,000,000 in potential future impairment charges incurred during the term of this Credit Agreement (such exclusions to be clearly reflected, however, in the calculations of Consolidated Tangible Net Worth delivered to the Administrative Agent by the Borrowers from time to time pursuant to the terms of this Credit Agreement.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“COSO” means the Committee of Sponsoring Organizations of the Treadway Commission.

“Credit Agreement” has the meaning given to such term in the introductory paragraph hereof.

“Credit Documents” means this Credit Agreement, the Collateral Documents, the Notes, the Guaranty, the Engagement Letter, the Letters of Credit, the Lender Joinder Agreements, the Borrowing Base Certificates and the Compliance Certificates.

“Credit Party” means, as of any date, the Borrowers or any Guarantor which is a party to the Guaranty as of such date; and “Credit Parties” means a collective reference to each of them.

“Daily Floating Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Daily Floating Eurodollar Rate.

“Daily Floating Eurodollar Rate” means, for each day, a fluctuating rate of interest equal to Eurodollar Rate applicable on such day for an Interest Period of one month beginning two (2) Business Days thereafter.  The Daily Floating Eurodollar Rate shall be determined and adjusted on each Business Day and shall remain in effect until the next Business Day.

“Daily Unused Fee” means, for any day during the Commitment Period, an amount equal to (a) a daily percentage rate derived from the then-applicable per annum Applicable Percentage multiplied by (b) the amount by which the Aggregate Revolving Commitments exceed the sum of the Outstanding Amount of Revolving Obligations (excluding the amount of any then-outstanding Swing Line Loans) as of the beginning of such day.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage, if any, applicable to Base Rate Loans plus (c) three percent (3%) per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage) otherwise applicable to such Loan plus three percent (3%) per annum, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (such approval not to be unreasonably withheld), and (ii) unless an Event of Default has occurred and is continuing, the Borrower Representative (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Parent or any of the Parent’s Affiliates or Subsidiaries.

“Eligible Ground Lease” means, at any time, a ground lease (a) under which a Borrower is the lessee or holds equivalent rights and is the fee owner of the improvements located thereon, (b) that has a remaining term of not less than thirty (30) years; provided, however, with respect to that certain ground lease covering properties located at 200 Alabama Avenue, Muscle Shoals, Alabama, 500 John Aldridge Drive, Tuscumbia, Alabama and 813 Keeler Lane, Tuscumbia, Alabama, such remaining term may be less than thirty (30) years provided that such Borrower at all times possesses a valid and enforceable irrevocable option to purchase the fee interest in such properties with no conditions or contingencies other than the payment of a sum of less than $1,000.00, (c) under which any required rental payment, principal or interest payment or other payment due under such lease from such Borrower to the ground lessor is not more than sixty (60) days past due and any required rental payment, principal or interest payment or other payment due to such Borrower under any sublease of the applicable real property lessor is not more than sixty (60) days past due, (d) where no party to such lease is subject to a then-continuing Bankruptcy Event, (e) such ground lease (or a related document executed by the applicable ground lessor) contains customary provisions protective of any lender to the lessee and (f) where the Borrower’s interest in the underlying Real Property Asset or the lease is not subject to (i) any Lien other than Permitted Liens and other encumbrances acceptable to the Administrative Agent and the Required Lenders, in their discretion, or (ii) any Negative Pledge.

“Eligible Tenant” means a Tenant which (a) is not in arrears on any required rental payment, principal or interest payment, payments of real property taxes or payments of premiums on insurance policies with respect to its lease beyond the later of (i) the applicable grace period with respect thereto, if any, and (ii) forty five (45) days; (b) is not subject to a then-continuing Bankruptcy Event; and (c) is reasonably acceptable in all material respects to the Administrative Agent and the Required Lenders (it being understood that for purposes of this clause (c), each Tenant set forth on Schedule 5.12 hereto on the Closing Date is deemed acceptable).

“Engagement Letter” means the letter agreement dated as of April 24, 2009 among the Parent, the Arranger and the Administrative Agent, as amended and modified.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Transaction” means, with respect to any member of the Consolidated Parties, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a Consolidated Party, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, or (d) in connection with any Acquisition permitted hereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Base Rate” means:

(a)                    For any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

(b)                     For any day with respect to an interest rate calculation for a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR at approximately 11:00 a.m., London time, two Business Days prior to such date for Dollar deposits (for delivery on such day) with a term equivalent to one month or (ii) if such rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such day in same day funds in the approximate amount of the Base Rate Loan being made, continued or converted by Bank of America and with a term equivalent to one (1) month would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at approximately 11:00 a.m. (London time) two Business Days prior to such day.

(c)                     Notwithstanding the foregoing, for purposes of this Agreement, the Eurodollar Base Rate shall in no event be less than 2.0% at any time.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan or any Base Rate Loan bearing interest at a rate based on the Eurodollar Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate 1.00 - Eurodollar Reserve Percentage

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Acceleration” means any of the events or conditions set forth in Sections 8.01(f), (g) or (j) with respect to the Parent or any Borrower.

“Event of Default” has the meaning provided in Section 8.01.

“Existing Letters of Credit” means the Letters of Credit identified on Schedule 1.01.

“Extension of Credit” means (a) any Borrowing and (b) any L/C Credit Extension.

“Facility Lease” means a lease or master lease with respect to any Real Property Asset owned or ground leased by a Borrower from the applicable Borrower as lessor, to an Eligible Tenant, which, in the reasonable judgment of the Administrative Agent, is a triple net lease such that such Eligible Tenant is required to pay all taxes, utilities, insurance, maintenance, casualty insurance payments and other expenses with respect to the subject Real Property Asset (whether in the form of reimbursements or additional rent) in addition to the base rental payments required thereunder such that net operating income for such Real Property Asset (before non-cash items) equals the base rent paid thereunder; provided, that each such lease or master lease shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” has the meaning provided in Section 10.15(a)(i).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person (or consolidated group of Persons) at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                     all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                     all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c)                     all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d)                     the Attributable Principal Amount of capital leases and Synthetic Leases;

(e)                     the Attributable Principal Amount of Securitization Transactions;

(f)                      all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g)                     Support Obligations in respect of Funded Debt of another Person (other than Persons in such group, if applicable);

(h)                     Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person (or, if applicable, any Person in such consolidated group) for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).  For purposes of clarification, “Funded Debt” of Person constituting a consolidated group shall not include inter-company indebtedness of such Persons, general accounts payable of such Persons which arise in the ordinary course of business, accrued expenses of such Persons incurred in the ordinary course of business or minority interests in joint ventures or limited partnerships (except to the extent set forth in clause (h) above).

“Funds From Operations” means, with respect to any period, the Parent’s net income (or loss), plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures as hereafter provided.  Notwithstanding contrary treatment under GAAP, for purposes hereof, (a) “Funds From Operations” shall include, and be adjusted to take into account, the Borrower’s interests in unconsolidated partnerships and joint ventures, on the same basis as consolidated partnerships and subsidiaries, as provided in the “white paper” issued in April 2002 by the National Association of Real Estate Investment Trusts, a copy of which has been provided to the Administrative Agent and the Lenders and (b) net income (or loss) shall not include gains (or, if applicable, losses) resulting from or in connection with (i) restructuring of indebtedness, (ii) sales of property, (iii) sales or redemptions of preferred stock, (iv) revenue or expenses related to owned and operated assets, (v) revenue or expense related to FIN 46 consolidation requirements or (vi) any other Special Charges.

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means, as of any date, the Parent or any Subsidiary Guarantor which is a party to the Guaranty as of such date; and “Guarantors” means a collective reference to each of them.

“Guaranty” means the guaranty in the form of Exhibit G dated as of the date hereof executed by the Parent and the existing Subsidiary Guarantors, as amended, supplemented or otherwise modified from time to time and as the same may be joined by Persons that become Subsidiary Guarantors following the date hereof.

“Hazardous Substance” means any toxic or hazardous substance, including petroleum and its derivatives regulated under the Environmental Laws.

“Healthcare Facilities” means any skilled nursing facilities, mentally retarded and developmentally disabled facilities, rehab hospitals, long term acute care facilities, intermediate care facilities for the mentally disabled, medical office buildings, domestic assisted living facilities, independent living facilities or Alzheimer's care facilities and any ancillary businesses that are incidental to the foregoing.

“Healthcare Laws” has the meaning given to such term in Section 5.19(a) hereof.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the related regulations set forth at 45 CFR Parts 160 and 164.

“HMO” means any health maintenance organization, managed care organization, any Person doing business as a health maintenance organization or managed care organization, or any Person required to qualify or be licensed as a health maintenance organization or managed care organization under applicable federal or state law (including, without limitation, HMO Regulations).

“Impacted Lender” means any Lender as to which (a) L/C Issuer has a good faith belief that the Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls the Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                     all Funded Debt;

(b)                     all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c)                     net obligations under any Swap Contract;

(d)                     Support Obligations in respect of Indebtedness of another Person; and

(e)                     Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Liabilities” has the meaning provided in Section 10.05.

“Indemnitees” has the meaning provided in Section 10.05.

“Intangible Assets” means all assets consisting of goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets (other than prepaid insurance and prepaid taxes), the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swing Line Loans), the last Business Day of each March, June, September and December and the Termination Date and, in the case of any Swing Line Loan, any other dates reasonably determined by the Swing Line Lender, and (b) as to any Eurodollar Loan (other than Swing Line Loans), the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, and where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period.  If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:

(a)                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b)                     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)                     no Interest Period shall extend beyond the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986 as amended.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Joint Commission” has the meaning given to such term in Section 5.19(b).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Revolving Commitment Percentage thereof.

“L/C Committed Amount” has the meaning provided in Section 2.01(b).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, in each case together with its successors in such capacity.

“L/C Issuer Fees” shall have the meaning given such term in Section 2.09(c)(ii).

“L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the L/C Issuer and the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit F, executed and delivered in accordance with the provisions of Section 2.01(d).

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means each standby (non-commercial) letter of credit issued hereunder  and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fee” shall have the meaning given such term in Section 2.09(c)(i).

“Lien” means any mortgage, deed of trust, deed to secured debt, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Revolving Loan or Swing Line Loan and the Base Rate Loans, Eurodollar Loans and Daily Floating Eurodollar Rate Loans comprising such Loans.

“Loan Notice” means a notice of (a) a Borrowing of Loans (including Swing Line Loans), (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Loans, which, if in writing, shall be substantially in the form of Exhibit A.

“Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), operations, business, assets, liabilities or prospects of (A) the Parent and its Consolidated Subsidiaries taken as a whole or (B) the Borrowers taken as a whole, (ii) the ability of the Parent or the Borrowers to perform any material obligation under the Credit Documents, or (iii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Contract” means, collectively, any Facility Lease, any cash management agreement, or any similar agreement with respect to any Borrowing Base Asset.

“Medicaid” means the medical assistance programs administered by state agencies and approved by CMS pursuant to the terms of Title XIX of the Social Security Act, codified at 42 U.S.C. 1396 et seq.

“Medical Services” means medical and health care services provided to a Person, including, but not limited to, medical and health care services provided to a Person which are covered by a policy of insurance, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided to a Person for a necessary or specifically requested valid and proper medical or health purpose.

“Medicare” means the program of health benefits for the aged and disabled administered by CMS pursuant to the terms of Title XVIII of the Social Security Act, codified at 42 U.S.C. 1395 et seq.

“Moody’s” means Moody’s Investors Service, Inc.  and any successor thereto.

“Mortgageability Amount” means, with respect to any Borrowing Base Asset and as of any date of determination, the maximum principal amount of a mortgage loan that would be available to be borrowed against such Borrowing Base Asset assuming (a) an annual interest rate equal to the greater of (i) 8.00% and (ii) the then-applicable Treasury Rate plus 2.00%, (b) a 25-year amortization schedule and (c) a debt service coverage ratio on such loan of 1.50 to 1.00 (based on the most-recently calculated Mortgageability Cash Flow of such Borrowing Base Asset).

“Mortgageability Cash Flow” means, with respect to any Borrowing Base Asset and for the most recently ended four (4) fiscal quarter period, an amount equal to the most-recently calculated Net Revenues received by the applicable Borrower with respect to such Borrowing Base Asset in connection with a so-called triple net lease entered into between the applicable Borrower and a Person which is not an Affiliate of any Consolidated Party.

“Mortgage Instrument” means, for any Real Property Asset, a first lien priority mortgage, deed of trust or deed to secure debt in favor of the Administrative Agent (for the benefit of the Lenders) with respect to such Real Property Asset.  Each Mortgage Instrument shall be in form and substance satisfactory to the Administrative Agent and suitable for recording in the applicable jurisdiction.

“Mortgage Policies” shall have the meaning assigned to such term in the definition of “Borrowing Base Asset Deliverables” contained in this Section 1.01.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Parent or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Negative Pledge” means any agreement (other than this Credit Agreement or any other Credit Document) that in whole or in part prohibits the creation of any Lien on any assets of a Person; provided, however, that an agreement that establishes a maximum ratio of unsecured debt to unencumbered assets, or of secured debt to total assets, or that otherwise conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets, shall not constitute a “Negative Pledge” for purposes of this Credit Agreement.

“Net Revenues” shall mean, with respect to any Real Property Asset for the most recently ended four (4) fiscal quarter period, the sum of (a) rental payments received in cash by the applicable Borrower (whether in the nature of base rent, minimum rent, percentage rent, additional rent or otherwise, but exclusive of security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the tenant thereunder and proceeds from a sale or other disposition) pursuant to the Facility Leases applicable to such Real Property Asset, minus (b) expenses of the Borrowers allocated to such Real Property Asset.

“Notes” means the Revolving Notes; and “Note” means any one of them.

“Obligations” means, without duplication, (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) all obligations under any Swap Contract of any Credit Party to which a Lender or any Affiliate of a Lender is a party.

“Occupancy Rate” means, with respect to any Real Property Asset, the percentage of  (a) total patient days relating to such Real Property Asset for any reporting period divided by (b) the product of (i) total number of  in-service beds  (as determined as of the Closing Date) at such Real Property Asset and (ii) the total days in such reporting period.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S.  jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” means Omega Healthcare Investors, Inc.

“Participant” has the meaning provided in Section 10.07(d).

“Patriot Act” - Means the USA Patriot Act, Pub. L. No. 107-56 et seq.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means, as to any Person: (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA), in each case, which are not yet due and payable; (b) Liens evidencing the claims of materialmen, mechanics, carders, warehousemen or landlords for labor, materials, supplies or rentals, in each case, incurred in the ordinary course of business and which are not at the time required to be paid or discharged; provided, that with respect to any Borrowing Base Asset, no exception is taken therefor in the related Mortgage Policy or such Mortgage Policy otherwise affirmatively insures over such Liens in form and substance satisfactory to the Administrative Agent; (c) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workmen’s compensation, unemployment insurance or similar applicable Laws; (d) zoning restrictions, easements, rights-of-way, covenants, reservations and other rights, restrictions or encumbrances of record on the use of Real Property Assets, which do not materially detract from the value of such property or materially impair the use thereof for the business of such Person; (e) Liens in existence as of the Closing Date as set forth on Schedule 7.01 and, with respect to the Borrowing Base Assets, as set forth on the Mortgage Policies (or updates thereto) delivered in connection herewith; (f) Liens, if any, in favor of the Administrative Agent for the benefit of the Lenders; (g) Liens arising pursuant to leases or subleases of immaterial portions of any Real Property Asset owned by any of the Borrowers granted to others not interfering in any material respect with such Real Property Asset or the business of the applicable Borrower; (h) Liens in existence as of the Closing Date with respect to certain of the Borrowing Base Assets to secure the Braswell Indebtedness, to the extent that such Liens will not be set forth on the Mortgage Polices (or updates thereto) permitted pursuant to clause (e) above and (i) Liens, if any, in favor of the L/C Issuer and/or Swing Line Lender to cash collateralize or otherwise secure the obligations of a Defaulting Lender or an Impacted Lender to fund risk participations hereunder.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Prohibited Person” shall mean any Person (i) listed in the annex to, or who is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”); (ii) that is owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the annex to, or is otherwise subject to the provisions, of the Executive Order; (iii) with whom a Person is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering Law, including the Executive Order; (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; (v) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or at any replacement website or other replacement official publication of such list; or who is an Affiliate of a Person listed in clauses (i) - (v) above.

“Qualified Borrowing Base Assets” means, as of any date of determination, the set of then-existing Borrowing Base Assets which, in the aggregate, have an Occupancy Rate equal to or greater than eighty percent 80% and produce the greatest Aggregate Mortgageability Amount.

“Qualified REIT Subsidiary” shall have the meaning given to such term in the Internal Revenue Code.

“Real Property Asset” means, a parcel of real property, together with all improvements (if any) thereon, owned in fee simple or leased pursuant to an Eligible Ground Lease by any Person; “Real Property Assets” means a collective reference to each Real Property Asset.

“Register” has the meaning provided in Section 10.07(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Internal Revenue Code.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Extension of Credit” means (a) with respect to a Borrowing of Loans (including Swing Line Loans) or the conversion or continuation of Loans, a Loan Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

“Required Lenders” means, as of any date of determination, two or more Lenders (except to the extent only one Lender exists as of such date) having at least 66-2/3% of the Aggregate Commitments or, if the commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Article VIII, Lenders holding in the aggregate at least 66-2/3% of the Revolving Obligations (including, in each case, the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans); provided that the Commitment of, and the portion of the Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief operating officer and chief financial officer of any Credit Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to share in the Revolving Obligations hereunder up to such Lender’s Revolving Commitment Percentage thereof.

“Revolving Commitment Percentage” means, at any time for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Committed Amount and the denominator of which is the Aggregate Revolving Committed Amount.  The initial Revolving Commitment Percentages are set forth on Schedule 2.01.

“Revolving Committed Amount” means, with respect to each Lender, the amount of such Lender’s Revolving Commitment.  The initial Revolving Committed Amounts are set forth on Schedule 2.01.

“Revolving Loan” has the meaning provided in Section 2.01.

“Revolving Note” means the promissory notes in the form of Exhibit B, if any, given to each Lender to evidence the Revolving Loans and Swing Line Loans of such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Revolving Obligations” means the Revolving Loans, the L/C Obligations and the Swing Line Loans.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.  and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Parent or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Parent or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) entered by any member of the Consolidated Parties pursuant to which such member of the Consolidated Parties may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreement” means the security agreement dated as of the date hereof in the form of Exhibit H, as amended, supplemented, restated or otherwise modified from time to time.

“Senior Notes” means collectively, the Senior Notes (2014) and the Senior Notes (2016).

“Senior Notes (2014)” means any one of the 7.0% Senior Notes due 2014 issued by the Parent in favor of the Senior Noteholders pursuant to the Senior Note Indenture (2014), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

 “Senior Notes (2016)” means any one of the 7.0% Senior Notes due 2016 issued by the Parent in favor of the Senior Noteholders pursuant to the Senior Note Indenture (2016), as such Senior Notes may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indentures” means collectively, the Senior Note Indenture (2014) and the senior Note Indenture (2016).

“Senior Note Indenture (2014)” means the Indenture, dated as of March 22, 2004 by and among the Parent and the Senior Noteholders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Note Indenture (2016)” means the Indenture, dated as of December 30, 2005 by and among the Parent and the Senior Noteholders, as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time.

“Senior Noteholder” means any one of the holders from time to time of the Senior Notes.

“Solvent” means, with respect to any person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Charges” means, for any period, for the Consolidated Parties on a consolidated basis, all charges, costs or expenses of the Consolidated Parties related to any of the following:

(a)            cash litigation charges incurred by the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $5,000,000 during the term of this Credit Agreement and any such amounts in excess of $5,000,000 shall not be included in the determination of the Special Charges Adjustment for any period;

(b)            non-cash charges associated solely with respect to the write-down of the value of accounts due to straight-line rent;

(c)            other than as set forth in clause (b) immediately above, additional non-cash charges associated with the write-down of the value of accounts and/or notes  receivable of the Consolidated Parties; provided that such amount shall not exceed an aggregate amount of $10,000,000 during the term of this Credit Agreement and any such amounts in excess of $10,000,000 shall not be included in the determination of the Special Charges Adjustment for any period;

(d)            non-cash charges related to preferred stock redemptions and non-cash compensation expenses relating to restricted stock awards, stock options or similar equity based compensation awards;

(e)            non-cash charges incurred by the Consolidated Parties in association with the write-down of the value of any real properties;

(f)            to the extent applicable, the satisfaction of outstanding unamortized loan fees with respect to the 2006 Credit Facility; and

(g)            any other non-cash charges associated with the sale or settlement by any Consolidated Party of any Swap Contract.

“Special Charges Adjustment” means, for any period, the amount which has been deducted for or in connection with any Special Charges (without duplication among such items or items taken into account for previous period) in the determination of net income for the applicable period for which a given Consolidated EBITDA calculation has been performed.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Parent.

“Subsidiary Guarantor” means each Subsidiary of the Parent other than (a) the Borrowers and (b) the Unrestricted Subsidiaries.

“Subsidiary Guarantor Joinder Agreement” means a joinder agreement in the form of Exhibit E-2 to be executed by each new Subsidiary of the Parent that is required to become a Subsidiary Guarantor in accordance with Section 6.15(b) hereof.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.01(c).

“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans, and with respect to each Lender, the commitment of such Lender to purchase participation interests in Swing Line Loans.

“Swing Line Committed Amount” has the meaning provided in Section 2.01(c).

“Swing Line Lender” means Bank of America in its capacity as such, together with any successor in such capacity.

“Swing Line Loan” has the meaning provided in Section 2.01(c).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Tenant” means any Person who is a lessee with respect to any lease held by a Borrower as lessor or as an assignee of the lessor thereunder.

“Termination Date” means June 30, 2012.

“Threshold Amount” means (a) for any provision relating to the Borrowers as a whole, the Parent or the Consolidated Parties as a whole, $10,000,000, (b) for any provision relating to Delta Investors I, LLC, Delta investors II, LLC, OHI Asset, LLC, OHI Asset (CA), LLC, OHIMA, Inc. and OHI Asset (LA), LLC as a whole, $2,500,000 and (c) for any provision relating to OHI Asset (ID), LLC and any other Borrower made a party hereto following the Closing Date, individually, $500,000.

“Treasury Rate” means, as of any date of determination, the yield reported, as of 10:00 a.m.  (New York City time) on such date (or to the extent such date is not a Business Day, the Business Day immediately preceding such date) on the display designated as page “PX-1” of the Bloomberg Financial Markets Services Screen (or such other display as may replace page “PX-1” of the Bloomberg Financial Markets Services Screen) for actively traded U.S.  Treasury securities having a ten (10) year maturity as of such date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of such day in Federal Reserve Statistical Release H.15(519) (or any comparable successor publication) for actively traded U.S.  Treasury securities having a constant maturity equal to ten (10) years.

“Tricare” means the health care program of the United States Department of Defense Military Health System.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Unreimbursed Amount” has the meaning provided in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means the “Unrestricted Subsidiaries” as such term is defined from time to time in the Senior Note Indentures; provided, that to the extent the Senior Note Indentures are, for any reason, both terminated, the term “Unrestricted Subsidiaries” shall, for the remainder of the term of this Agreement, have the meaning assigned to such term in the Senior Note Indentures immediately prior to the termination thereof.

“Unused Fee” shall have the meaning given such term in Section 2.09(a).

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

“2006 Administrative Agent” shall have the meaning given such terms in the Recitals of this Credit Agreement.

“2006 Collateral Documents” means that certain collateral documentation securing the obligations of the Borrowers to the 2006 Facility Lenders under the 2006 Facility, such documentation to include, without limitation, the security agreement, UCC financing statements, certain assignments of leases, and certain first lien priority mortgage deeds of trust or deeds to secured debt, each dated on or about March 31, 2006 or on or about February 22, 2007.

“2006 Credit Agreement” means, that certain Credit Agreement dated as of March 31, 2006 among the Borrowers and Bank of America, N.A., UBS, Deutsche Bank, GECC, Citicorp North America, Inc. and Bank of America as Administrative Agent.

“2006 Facility” means collectively, the 2006 Credit Agreement and the 2006 Promissory Notes as secured by the 2006 Collateral Documents.

“2006 Facility Assignment Agreement” means that certain Absolute Assignment of 2006 Credit Documents by 2006 Facility Lenders and 2006 Administrative Agent to 2006 Facility Lenders and 2006 Administrative Agent among the 2006 Facility Lenders, the 2006 Administrative Agent and the Administrative Agent hereunder, on behalf of itself and the Lenders hereunder party to this Credit Agreement as of the Closing Date, dated as of the date hereof in the form of Exhibit I.

“2006 Facility Lenders” means Bank of America, UBS, Deutsche Bank, GECC and Citicorp North America, Inc..

“2006 Promissory Notes” means those certain promissory notes issued by the Borrowers to certain of the 2006 Facility Lenders.

1.02                      Interpretive Provisions.

With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            (i)           The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii)                      Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii)                      The term “including” is by way of example and not limitation.

(iv)                      The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)            Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03                      Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2008, except as otherwise specifically prescribed herein.

(b)                      The Parent will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 6.02(a).  If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Parent or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 6.01(a) or (b) as to which no such objection has been made.

1.04                      Rounding.

Any financial ratios required to be maintained by the Parent pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                      References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06                      Times of Day.

Unless otherwise provided, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.07                      Letter of Credit Amounts.

Unless otherwise provided, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II
COMMITMENTS AND EXTENSION OF CREDITS

2.01                      Commitments.

Subject to the terms and conditions set forth herein:

(a)           Revolving Loans.  During the Commitment Period, each Lender severally agrees to make revolving credit loans (the “Revolving Loans”) to the Borrower Representative on any Business Day; provided that after giving effect to any such Revolving Loan, (i) with regard to the Lenders collectively, the aggregate outstanding principal amount of Revolving Obligations shall not exceed the lesser of (x) TWO HUNDRED MILLION DOLLARS ($200,000,000), the “Aggregate Revolving Committed Amount”) and (y) the Borrowing Base Amount for such date and (ii) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Revolving Loans may consist of Base Rate Loans, Eurodollar Loans, or a combination thereof, as provided herein, and may be repaid and reborrowed in accordance with the provisions hereof.

(b)                      Letters of Credit.  During the Commitment Period, (i) the L/C Issuer, in reliance upon the commitments of the Lenders set forth herein, agrees (A) to issue Letters of Credit for the account of a Borrower on any Business Day, (B) to amend or renew Letters of Credit previously issued hereunder, and (C) to honor drafts under Letters of Credit; and (ii) the Lenders severally agree to purchase from the L/C Issuer a participation interest in the Letters of Credit issued hereunder in an amount equal to such Lender’s Revolving Commitment Percentage thereof; provided that (A) the aggregate principal amount of L/C Obligations shall not exceed an amount equal to THIRTY MILLION DOLLARS ($30,000,000) (as such amount may be adjusted in accordance with the provisions hereof, the “L/C Committed Amount”), (B) with regard to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the lesser of (x) the Aggregate Revolving Committed Amount and (y) the Borrowing Base Amount for such date, and (C) with regard to each Lender individually, such Lender’s Revolving Commitment Percentage of Revolving Obligations shall not exceed its respective Revolving Committed Amount.  Subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(c)           Swing Line Loans.  During the Commitment Period, the Swing Line Lender may, in its discretion, make revolving credit loans (the “Swing Line Loans”) to the Borrower Representative on any Business Day; provided, that (i) the aggregate principal amount of Swing Line Loans shall not exceed an amount equal to THIRTY MILLION DOLLARS ($30,000,000) (as such amount may be adjusted in accordance with the provisions hereof, the “Swing Line Committed Amount”), (ii) with respect to the Lenders collectively, the aggregate principal amount of Revolving Obligations shall not exceed the lesser of (x) the Aggregate Revolving Committed Amount and (y) the Borrowing Base Amount on such date, and (iii) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Swing Line Loans shall be Daily Floating Eurodollar Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.  Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a participation interest in such Swing Line Loan in an amount equal to the product of such Lender’s Revolving Commitment Percentage thereof.  No Swing Line Loan shall remain outstanding for longer than five (5) Business Days.

(d)                      Increase in Revolving Commitments.  Subject to the terms and conditions set forth herein, the Borrower Representative may, at any time during the period commencing as of the Closing Date and ending as of the date two (2) years following the Closing Date, upon written notice to the Administrative Agent, cause an increase in the Aggregate Revolving Committed Amount by up to ONE HUNDRED MILLION DOLLARS ($100,000,000) (to an aggregate amount not more than THREE HUNDRED MILLION DOLLARS ($300,000,000)); provided that such increase shall be conditioned and effective upon the satisfaction of the following conditions:

(i)            the Borrowers shall obtain (whether through the Arranger or otherwise) commitments for the amount of the increase from existing Lenders or other commercial banks or financial institutions reasonably acceptable to the Administrative Agent, which other commercial banks and financial institutions shall join in this Credit Agreement as Lenders by a Lender Joinder Agreement substantially in the form of Exhibit F attached hereto or other arrangement reasonably acceptable to the Administrative Agent (it being understood that  in no case shall any Lender be required to increase its Revolving Commitment without its written consent);

(ii)            any such increase shall be in a minimum aggregate principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount, if less);

(iii)             if any Revolving Loans are outstanding at the time of any such increase, the Borrowers shall make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment percentages and commitment amounts;

(iv)             the Borrowers shall pay to the Administrative Agent and the Arranger all fees required under the Engagement Letter due in connection with the syndication of the increase in the Revolving Committed Amount;

(v)             the Borrowers shall have executed any new or amended and restated Notes (to the extent requested by the Lenders) to reflect the revised commitment amounts; and

(vi)              the conditions to the making of a Revolving Loan set forth in Section 4.02 shall be satisfied.

In connection with any such increase in the Revolving Commitments, Schedule 2.01 shall be revised to reflect the modified commitments and commitment percentages of the Lenders, and the Borrowers shall provide supporting corporate resolutions, legal opinions, promissory notes and other items as may be reasonably requested by the Administrative Agent and the Lenders in connection therewith.  The Borrower Representative shall not be permitted to cause more than four (4) increases in the Aggregate Revolving Committed Amount following the Closing Date.

2.02                      Borrowings, Conversions and Continuations.

(a)           Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 11:00 a.m.  (i) with respect to Eurodollar Loans, three (3) Business Days prior to, or (ii) with respect to Base Rate Loans, on the requested date of, the requested date of any Borrowing, conversion or continuation.  Each telephonic notice pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent.  Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Loans, $1,000,000 or a whole multiple of $1,000,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof.  Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable request is with respect to Revolving Loans, (ii) whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed, converted or continued, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.  If the Borrower Representative requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any Loan Notice, but fails to specify an Interest Period, the Interest Period will be deemed to be one month.

(b)                      Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Revolving Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Extension of Credit, Section 4.01), the Administrative Agent shall make all funds so received available to the party referenced in the applicable Loan Notice in like funds as received by the Administrative Agent either by (i) crediting the account of the applicable party on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower Representative, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the party identified in the applicable Loan Notice as provided above.

(c)           Except as otherwise provided herein, without the consent of the Required Lenders, (i) a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan and (ii) any conversion into, or continuation as, a Eurodollar Loan may be made only if the conditions to Extension of Credits in Section 4.02 have been satisfied.  During the existence of a Default or Event of Default, (i) no Loan may be requested as, converted to or continued as a Eurodollar Loan and (ii) at the request of the Required Lenders, any outstanding Eurodollar Loan shall be converted immediately to a Base Rate Loan.

(d)                      The Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate.  The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower Representative and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)           After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to Loans.

2.03                      Additional Provisions with respect to Letters of Credit.

(a)           Obligation to Issue or Amend.

(i)            The L/C Issuer shall not issue any Letter of Credit if:

(A)	the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(B)	such Letter of Credit is in an initial amount less than $50,000, is to be denominated in a currency other than Dollars or is not a standby letter of credit.

(ii)            The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B)	the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)	the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D)
one or more applicable conditions contained in Section 4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of issuance of such Letter of Credit;

(E)
a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender or an Impacted Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender; or

(F)	the Revolving Commitments have been terminated pursuant to Article VIII.

(iii)       The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

(A)	the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B)	the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

    (iv)       The L/C Issuer shall not amend any Letter of Credit if:

(A)
one or more applicable conditions contained in Section 4.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from any Lender or any Credit Party at least one Business Day prior to the requested date of amendment of such Letter of Credit; or

(B)	the Revolving Commitments have been terminated pursuant to Article VIII.

(b)              Procedures for Issuance and Amendment.

(i)            Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Parent.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.

(ii)            Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower Representative and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Person or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Commitment Percentage of such Letter of Credit.

(iii)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)           Drawings and Reimbursements; Funding of Participations.

(i)            Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower Representative and the Administrative Agent thereof.  Not later than 11:00 a.m.  on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower Representative shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower Representative fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Commitment Percentage thereof.  In such event, the Borrower Representative shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Commitments or the conditions set forth in Section 4.02.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)            Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m.  on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower Representative in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)           With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Borrower Representative shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)            Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Commitment Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)            Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)            If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)           Repayment of Participations.

(i)            At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Credit Party or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)            If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)           Obligations Absolute.  The obligations of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i)           any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, any other Credit Document or any other agreement or instrument relating thereto;

(ii)           the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)           any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

The Borrower Representative shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrower Representative will immediately notify the L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Revolving Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, any Agent-Related Person nor any of the correspondents, participants or assignees of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude a Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)            Cash Collateral.  Upon the request of the Administrative Agent or the Required Lenders, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower Representative shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Lenders).  Derivatives of such term have corresponding meanings.  Each Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

(h)        Applicability of ISP98.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower Representative when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)           Letter of Credit Fees.  The Borrowers shall pay Letter of Credit fees as set forth in Section 2.09.

    (j)           Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

2.04                      Additional Provisions with respect to Swing Line Loans.

(a)           Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower Representative’s  irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m.  on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Parent.  Promptly after receipt by the Swing Line Lender of any telephonic Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m.  on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in this Article II, or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m.  on the borrowing date specified in such Loan Notice, make the amount of its Swing Line Loan available to the Borrower Representative by crediting the account of the Borrower Representative on the books of the Swing Line Lender in immediately available funds.

(b)            Refinancing.

(i)          The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Revolving Commitment Percentage of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Commitments or the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower Representative with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Lender shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 2:00 p.m.  on the day specified in such Loan Notice, whereupon, subject to Section 2.04(b)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)            If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(b)(i), the request for Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(b)(i) shall be deemed payment in respect of such participation.

                           (iii)            If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(b) by the time specified in Section 2.04(b)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

                  (iv)             Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 4.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(c)            Repayment of Participations.

(i)            At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)            If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 9.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(d)            Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers (by delivery of an invoice or other notice to the Borrower Representative) for interest on the Swing Line Loans.  Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Revolving Commitment Percentage of any Swing Line Loan, interest in respect thereof shall be solely for the account of the Swing Line Lender.

(e)           Payments Directly to Swing Line Lender.  The Borrower Representative shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                      Repayment of Loans.

(a)           Revolving Loans.  The Borrowers shall repay to the Lenders on the Termination Date the aggregate principal amount of Revolving Loans outstanding on such date.

(b)           Swing Line Loans.  The Borrowers shall repay each Swing Line Loan on the earliest to occur of (i) the date five (5) Business Days after such Loan is made and (ii) the Termination Date.

2.06                      Prepayments.

(a)           Voluntary Prepayments.  The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m.  by the Administrative Agent (A) at least three (3) Business Days prior to the date of prepayment of Eurodollar Loans, and (B) on the Business Day prior to the date of prepayment of Base Rate Loans, and (ii) any such prepayment shall be in a minimum principal amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Loans, and a minimum principal amount of $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire principal amount thereof, if less.  Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid.  The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein.  Prepayments of Eurodollar Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b)           Mandatory Prepayments.  If at any time (A) the aggregate principal amount of Revolving Obligations shall exceed the lesser of (x) the Aggregate Revolving Committed Amount and (y) the Borrowing Base Amount for such date, (B) the aggregate principal amount of L/C Obligations shall exceed the L/C Committed Amount, (C) the aggregate principal amount of Swing Line Loans shall exceed the Swing Line Committed Amount, immediate prepayment will be made on the Revolving Loans and/or to provide Cash Collateral to the L/C Obligations in an amount equal to such excess; provided, however, that Cash Collateral will not be provided to the L/C Obligations hereunder until the Revolving Loans and Swing Line Loans have been paid in full.

(c)            Application.  Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Loans in direct order of Interest Period maturities.  In addition:

(i)            Voluntary Prepayments.  Voluntary prepayments shall be applied as specified by the Borrowers.  Voluntary prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein.

(ii)            Mandatory Prepayments.  Mandatory prepayments on the Revolving Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein; provided that mandatory prepayments in respect of the Revolving Commitments under subsection (b) above shall be applied to the respective Revolving Obligations as appropriate.

2.07                      Termination or Reduction of Commitments.

The Commitments hereunder may be permanently reduced in whole or in part by notice from the Borrower Representative to the Administrative Agent; provided that (i) any such notice thereof must be received by 11:00 a.m. at least five (5) Business Days prior to the date of reduction or termination and any such prepayment shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; and (ii) the Commitments may not be reduced to an amount less than the Revolving Obligations then outstanding.  The Administrative Agent will give prompt notice to the Lenders of any such reduction in Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Revolving Commitment Percentage thereof.  All commitment or other fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.08                      Interest.

(a)           Subject to the provisions of subsection (b) below, (i) each Eurodollar Loan (other than Swing Line Loans) shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; (ii) each Loan that is a Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Daily Floating Eurodollar Rate plus the Applicable Percentage.

(b)            If any amount payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Furthermore, upon the written request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)             Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                      Fees.

(a)           Unused Fee.  From and after the Closing Date, the Borrowers agree to pay the Administrative Agent for the ratable benefit of the Lenders an unused fee (the “Unused Fee”) for each calendar quarter (or portion thereof) in an amount equal to the sum of the Daily Unused Fees incurred during such period.  The Unused Fee shall accrue at all times during the Commitment Period (and thereafter so long as Revolving Obligations shall remain outstanding), including periods during which the conditions to Extensions of Credit in Section 4.02 may not be met, and shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Termination Date (and, if applicable, thereafter on demand); provided, that (i) no Unused Fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (ii) any Unused Fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.  The Administrative Agent shall distribute the Unused Fee to the Lenders pro rata in accordance with the respective Revolving Commitments of the Lenders.

(b)           Upfront and Other Fees.  The Borrowers agree to pay to the Administrative Agent for the benefit of the Lenders the upfront and other fees provided in the Engagement Letter.

(c)           Letter of Credit Fees.

(i)           Letter of Credit Fee.  In consideration of the L/C Commitment hereunder, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Lenders an annual fee (the “Letter of Credit Fee”) with respect to each Letter of Credit issued hereunder equal to (A) the Applicable Percentage per annum multiplied by (B) the average daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letters of Credit) from the date of issuance to the date of expiration.  The Letter of Credit Fee shall be computed on a quarterly basis in arrears and shall be payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing on the first such date to occur after the Closing Date, and on the Letter of Credit Expiration Date (and, if applicable, thereafter on demand); provided, that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender.

(ii)            L/C Issuer Fees.  In addition to the Letter of Credit Fee, the Borrowers agree to pay to the L/C Issuer for its own account without sharing by the other Lenders (A) with the issuance of each such Letter of Credit, a fronting fee of one eighth of one percent (0.125%) per annum on the maximum amount available to be drawn under Letters of Credit issued by it from the date of issuance to the date of expiration, and (B) upon the issuance, amendment, negotiation, transfer and/or conversion of any Letters of Credit or any other action or circumstance requiring administrative action on the part of the L/C Issuer with respect thereto, customary charges of the L/C Issuer with respect thereto (collectively, the “L/C Issuer Fees”).

(d)             Administrative Agent’s Fees.  The Borrowers agree to pay the Administrative Agent such fees as provided in the Engagement Letter or as may be otherwise agreed by the Administrative Agent and the Borrowers from time to time.

(e)            Other Fees.

(i)            The Borrowers shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Engagement Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)            The Borrowers shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10                      Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)           All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

(b)              If, as a result of any restatement of or other adjustment to the financial statements of the Credit Parties or for any other reason related to the finances of the Credit Parties, any Credit Party or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Credit Parties as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Credit Parties shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII.  The Credit Parties obligations under this paragraph shall survive the termination of the Aggregate Revolving Committed Amount and shall survive for one (1) year following the repayment of all other Obligations hereunder.

2.11                      Payments Generally.

(a)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m.  on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Revolving Commitment Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m.  shall be deemed received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)           Subject to the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c)           Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)            if the Borrowers fail to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)            if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)            If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Extension of Credit set forth in Section 4.02 are not satisfied or waived in accordance with the terms hereof or for any other reason, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)         The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, nor relieve Borrowers from any obligations hereunder to the Lenders which fulfill such obligations and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)           Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)           If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.12                      Sharing of Payments.

If any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding any payments made to a Lender in error by the Administrative Agent (which such payments shall be returned by the Lender to the Administrative Agent immediately upon such Lender’s obtaining knowledge that such payment was made in error)) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that (i) if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (A) the amount of such paying Lender’s required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon and (ii) the provisions of this Section shall not be construed to apply to any payment obtained by the L/C Issuer or the Swing Line Lender to secure the obligations of Defaulting Lenders or Impacted Lenders to fund such risk participations.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.13                      Evidence of Debt.

(a)            The Extension of Credits made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extension of Credits made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  The Borrowers shall execute and deliver to the Administrative Agent a Note for each Lender, requesting a Note, which Note shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)        In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.14                      Joint and Several Liability of the Borrowers.

(a)           Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b)           Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c)           If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such obligation.

(d)          The obligations of each Borrower under the provisions of this Section 2.14 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Agreement), notice of any action at any time taken or omitted by the Lender under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Lender.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Lender.

(f)           The provisions of this Section 2.14 are made for the benefit of the Administrative Agent, L/C issuer, Swing Line Lender, the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy.  The provisions of this Section 2.14 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated and in effect as though such payment had not been made.

(f)           Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

2.15                      Appointment of Parent as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and Letters of Credit as described in Article II and Article III hereof) (in such capacity, the “Borrower Representative”).  Each of the Credit Parties acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of all the Credit Parties (whether as Borrowers or Guarantors) as the Borrower Representative deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Lender hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Credit Parties (or any of them).  The Borrowers must act through the Borrower Representative for all purposes under this Credit Agreement and the other Credit Documents.  Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Lenders, such Credit Party shall do so through the Borrower Representative.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                      Taxes.

(a)           Any and all payments by any Credit Party to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise and excise taxes imposed on it (in lieu of net income taxes), as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement or any other Credit Document) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If any Credit Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, (iii) such Credit Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Credit Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes or charges or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).  For the avoidance of doubt, “Other Taxes” shall not include any taxes assessed on the net or gross income of a taxpayer, regardless of whether such taxes are designated excise or property taxes.

(c)           If the Borrowers shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrowers shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d)            The Borrowers agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) that are paid by the Administrative Agent and such Lender and that are the responsibility of the Borrowers, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a written demand therefor.

3.02                      Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03                      Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Parent and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.

(a)           If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c)           The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least fifteen (15) days’ prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.

3.05                      Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)            any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)            any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or

(c)           any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.16;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.06                      Matters Applicable to all Requests for Compensation.

(a)            A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b)            Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 10.16.

3.07                      Survival.

All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO EXTENSION OF CREDITS

The obligation of each Lender to make Extensions of Credit hereunder is subject to satisfaction of the following conditions precedent:

4.01                      Conditions to Initial Extensions of Credit.

The obligation of the Lenders to make the initial Extension of Credit hereunder is subject to the satisfaction of such of the following conditions in all material respects on or prior to the Closing Date as shall not have been expressly waived in writing by the Administrative Agent and Lenders.

(a)            Credit Documents, Organization Documents, Etc.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Credit Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i)           executed counterparts of this Credit Agreement and the other Credit Documents;

(ii)                      a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)                      copies of the Organization Documents of the Parent and each Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of Parent and Borrowers to be true and correct as of the Closing Date;

(iv)                      with respect to the Subsidiary Guarantors, a certificate by a secretary or assistant secretary of such Subsidiary Guarantor that the Organization Documents delivered to the Administrative Agent in connection with the 2006 Credit Agreement are still in full force and effect and have not been amended, restated, replaced or otherwise modified since the closing of the 2006 Credit Agreement.

(v)           such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Credit Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Credit Agreement and the other Credit Documents to which such Credit Party is a party; and

(vi)                      such documents and certifications as the Administrative Agent may reasonably require to evidence that the Parent and Borrowers are duly organized or formed, and is validly existing, in good standing and qualified to engage in business in (A) the jurisdiction of their incorporation or organization and (B) each jurisdiction where their ownership, lease or operation of properties or the conduct of their business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)                     Opinions of Counsel.  The Administrative Agent shall have received, in each case dated as of the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent:

(i)           a legal opinion of Dewey & LeBoeuf LLP, special New York counsel for the Credit Parties;

(ii)                      a legal opinion of special local counsel for the Borrowers for the states of Maryland, California, West Virginia, Ohio, North Carolina, Washington, Massachusetts, Alabama, Tennessee, Idaho, Louisiana, Texas  and any other state in which any Borrowing Base Asset in existence as of the Closing Date is located or any other state in which the Parent or any Borrower is organized, in each case addressed to the Administrative Agent, its counsel and the Lenders.

(c)                     Personal Property Collateral.  The Administrative Agent shall have received (in each case in form and substance reasonably satisfactory to the Administrative Agent):

(i)           searches of Uniform Commercial Code filings in the state of incorporation of each Borrower or where a filing would need to be made in order to perfect the Administrative Agent’s security interest in the tangible personal property Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Permitted Liens;

(ii)                      UCC financing statements for each appropriate jurisdiction as is necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iii)                      duly executed notices of grant of security interest as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(iv)                      all instruments and chattel paper in the possession of any of the Borrowers, together with allonges or assignments as may be necessary or appropriate to perfect the Administrative Agent’s security interest in the Collateral;

(v)           duly executed consents as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the Collateral;

(vi)                      in the case of any tangible personal property Collateral located at a premises leased by a Borrower, such estoppel letters, consents and waivers from the landlords on such real property as may be required by the Administrative Agent; and

(vii)                      a copy of each Material Contract.

(d)                     Real Property Collateral (Borrowing Base Assets).  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, each of the Borrowing Base Asset Deliverables with respect to each Real Property Asset set forth on Schedule 5.12 attached hereto and shall have approved each such Real Property Asset as a Borrowing Base Asset hereunder.

(e)                     Property and Liability Insurance.  The Administrative Agent shall have received copies of all insurance policies held by (or for the benefit of) the Parent, Borrowers or Tenants with respect to the Real Property Assets of the Borrowers, each such policy shall name the Administrative Agent (on behalf of the Lenders) as an additional insured or sole loss payee under a standard mortgagee endorsement, as applicable and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any such policy or policies shall be altered.

(f)           Officer’s Certificates.  The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Parent as of the Closing Date, in a form satisfactory to the Administrative Agent, stating that (i) each Credit Party is in compliance with all existing financial obligations (whether pursuant to the terms and conditions of this Credit Agreement or otherwise), (ii) all governmental, shareholder and third party consents and approvals, if any, with respect to the Credit Documents and the transactions contemplated thereby have been obtained, (iii) no action, suit, investigation or proceeding is pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect any Consolidated Party or any transaction contemplated by the Credit Documents, if such action, suit, investigation or proceeding could have a Material Adverse Effect, (iv) immediately prior to and following the transactions contemplated herein, each of the Credit Parties shall be Solvent, and (v) immediately after the execution of this Credit Agreement and the other Credit Documents, (A) no Default or Event of Default exists and (B) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(g)                     Opening Borrowing Base Certificate.  Receipt by the Administrative Agent of a Borrowing Base Certificate as of the Closing Date, substantially in the form of Exhibit C-2, duly completed and executed by a Responsible Officer of the Parent.

(h)                     Financial Statements.  Receipt by the Administrative Agent and the Lenders of (i) pro forma projections of financial statements (balance sheet, income and cash flows) for each of the fiscal years of the Consolidated Parties through December 31, 2012 and (ii) such other information relating to the Consolidated Parties as the Administrative Agent may reasonably require in connection with the structuring and syndication of credit facilities of the type described herein.

(i)           Opening Compliance Certificate.  Receipt by the Administrative Agent of a Compliance Certificate as of the Closing Date signed by a Responsible Officer of the Parent and including (i) pro forma calculations for the current fiscal quarter based on the amounts set forth in the Audited Financial Statements and taking into account any Extension of Credit made or requested hereunder as of such date and (ii) pro forma calculations of all financial covenants contained herein for each of the following four (4) fiscal quarters (based on the projections set forth in the materials delivered pursuant to clause (h) of this Section 4.01).

(j)           Consents/Approvals.  The Credit Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (i) any applicable Law or (ii) any agreement, document or instrument to which any Credit Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of any Borrower or any other Credit Party to fulfill its respective obligations under the Credit Documents to which it is a party.

(k)                     Material Adverse Change.  No material adverse change shall have occurred since December 31, 2008 in the condition (financial or otherwise), business, assets, operations, management or prospects of (i) the Parent, (ii) the Parent and its Consolidated Subsidiaries taken as a whole, or (iii) the Borrowers taken as a whole.

(l)           Litigation.  There shall not exist any pending or threatened action, suit, investigation or proceeding against any Credit Party or any of their Affiliates that could reasonably be expected to have a Material Adverse Effect or could otherwise materially and adversely effect the transactions set forth herein or contemplated hereby.

(m)                     Assumption of 2006 Credit Facility and 2006 Collateral Documents.  Receipt by the Administrative Agent of satisfactory evidence that the 2006 Credit Facility and the 2006 Collateral Documents have been assigned to the Administrative Agent for the benefit of the Lenders and that all liens in connection therewith have been assigned to the Administrative Agent, including without limitation the receipt of a fully executed 2006 Facility Assignment Agreement.

(n)                     Fees and Expenses.  Payment by the Credit Parties to the Administrative Agent of all fees and expenses relating to the preparation, execution and delivery of this Credit Agreement and the other Credit Documents which are due and payable on the Closing Date, including, without limitation, payment to the Administrative Agent of the fees set forth in the Engagement Letter, and reasonable and documented Attorney Costs, consultants’ fees, travel expenses and all fees and expenses associated with the due diligence done in connection with and the preparation of documentation with respect to the Borrowing Base Assets or other Collateral.

(o)                     Other.  Receipt by the Lenders or the Administrative Agent of such other documents, instruments, agreements or information as reasonably requested by any Lender or the Administrative Agent, including, but not limited to, additional legal opinions, contribution agreements, corporate resolutions, indemnifications, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership and contingent liabilities of the Credit Parties.

4.02                      Conditions to Extensions of Credit.

The obligation of any Lender to make any Extension of Credit hereunder is subject to the satisfaction of such of the following conditions on or prior to the proposed date of the making of such Extension of Credit:

(a)                     The Administrative Agent shall receive the applicable Request for Extension of Credit and the conditions set forth in Section 4.01 for the initial Extension of Credit shall have been met as of the Closing Date;

(b)                     No Default shall have occurred and be continuing immediately before the making of such Extension of Credit and no Default shall exist immediately thereafter;

(c)                     The representations and warranties of the Borrowers made in or pursuant to the Credit Documents shall be true in all material respects on and as of the date of such Extension of Credit;

(d)                     Immediately following the making of such Extension of Credit the sum of the outstanding principal balance of the Revolving Obligations shall not exceed the lesser of (i) the Aggregate Revolving Committed Amount and (ii) the Borrowing Base Amount for such date.

The making of such Extension of Credit hereunder shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the facts specified in clauses (b), (c), and (d) of this Section.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrowers hereby represent and warrant (on behalf of themselves, the Parent or the Credit Parties as a whole, as applicable) that:

5.01                      Financial Statements; No Material Adverse Effect; No Internal Control Event.

(a)           The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Parties as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Parties as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)            During the period from December 31, 2008, to and including the Closing Date, there has been no sale, transfer or other disposition by any Consolidated Party of any material part of the business or Property of the Consolidated Parties, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Consolidated Parties, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.

(c)           The financial statements delivered pursuant to Section 6.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 6.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of the Consolidated Parties as of such date and for such periods.

(d)            Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e)           Since the date of the Audited Financial Statements, no Internal Control Event has occurred.

5.02                      Corporate Existence and Power.

Each of the Credit Parties is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all organizational powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, other than in such jurisdictions where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

5.03                      Corporate and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including Regulation U or Regulation X issued by the FRB).

5.04                      Binding Effect.

This Credit Agreement has been, and each other Credit Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is a party thereto.  This Credit Agreement constitutes, and each other Credit Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is a party thereto in accordance with its terms except as enforceability may be limited by applicable Debtor Relief Laws and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05                      Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened at law, in equity, in arbitration or before any Governmental Authority, by or against any Credit Party or against any of its properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby or (b) either individually or in the aggregate, can reasonably be expected to be determined adversely, and if so determined to have a Material Adverse Effect.

5.06                      Compliance with ERISA.

(a)           Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Responsible Officers of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the knowledge of the Responsible Officers of the Credit Parties, threatened claims (other than routine claims for benefits), actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any ERISA Affiliate or, to the knowledge of the Responsible Officers of the Credit Parties, any other Person has engaged in any prohibited transaction or violation of the fiduciary responsibility rules under ERISA or the Code with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i)           No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.07                      Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a)            To the knowledge of the Responsible Officers of the Parent and the Borrowers, each of the Borrowing Base Assets and all operations with respect to each of the Borrowing Base Assets and the Real Property Assets owned by the Borrowers are in compliance with all applicable Environmental Laws in all material respects and there are no conditions relating to the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers that are likely to give rise to liability under any applicable Environmental Laws.

(b)            To the knowledge of the Responsible Officers of the Parent and the Borrowers, none of the Borrowing Base Assets or other Real Property Assets owned by the Borrowers contains, or has previously contained, any Hazardous Substances at, on or under such property in amounts or concentrations that constitute a violation of, or could give rise to liability under, applicable Environmental Laws.

(c)            Neither the Parent nor any Borrower has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Borrowing Base Assets, any of the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers, nor does any Responsible Officer of the Parent or any Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)            Neither the Parent nor any Borrower has generated, treated, stored or disposed of Hazardous Substances at, on or under any of the Borrowing Base Assets or any of the other Real Property Assets owned by the Borrowers in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, Hazardous Substances have not been transported or disposed of from the Borrowing Base Assets or the other Real Property Assets owned by the Borrowers, in each case by or on behalf of any Borrower, in violation of, or in a manner that is likely to give rise to liability under, any applicable Environmental Law.

(e)            To the knowledge of the Responsible Officers of the Parent and the Borrowers, no judicial proceeding or governmental or administrative action is pending or threatened, under any Environmental Law to which any Borrower is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Borrowers, the Borrowing Base Assets, the other Real Property Assets owned by the Borrowers or the Businesses of the Borrowers.

5.08	Margin Regulations; Investment Company Act.

(a)           No Credit Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and no part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock.

(b)                      None of the Parent or any Borrower (i) is or is required to be registered as an “investment company” under the Investment Company Act of 1940 or (ii) subject to regulation under any other Law which limits its ability to incur the Obligations.

5.09                      Compliance with Laws.

(a)           Each Credit Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a  Material Adverse Effect.

(b)            To the knowledge of the Responsible Officers of the Borrowers, each of the Borrowing Base Assets, and the uses of the Borrowing Base Assets, are in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to the Borrowing Base Assets (including, without limitation, building and zoning laws and Healthcare Laws), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10                      Ownership of Property; Liens.

Each Borrower has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business (including, in any case, each of the Borrowing Base Assets), except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrowers is subject to no Liens, other than Permitted Liens.

5.11                      Corporate Structure; Capital Stock, Etc.

As of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, Schedule 5.11 correctly sets forth the corporate structure of Parent and each of its Subsidiaries (including each of the Subsidiary Guarantors), as well as the entity and ownership structure of the Parent and the Borrowers and the correct legal name and the jurisdiction of formation of the Parent and each of its Subsidiaries.  Also included on Schedule 5.11 is a listing of the number of shares of each class of Capital Stock outstanding with respect to each Borrower, the Persons holding equity interests in such Borrowers, their percentage equity or voting interest in the Borrowers and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  Except as set forth on Schedule 5.11, as of the Closing Date: (i) no Borrower has issued to any third party any securities convertible into any equity interest in such Borrower, or any options, warrants or other rights to acquire any securities convertible into any such equity interest, and (ii) the outstanding Capital Stock of each Borrower is owned by the Persons indicated on Schedule 5.11, is validly issued, fully paid and non-assessable, and is free and clear of all Liens, warrants, options and rights of others of any kind whatsoever.  Each Person owning a Borrowing Base Property is a Borrower hereunder.  Each Borrower is a Wholly Owned Subsidiary of the Parent.  No Borrower holds or otherwise has any interest in any Capital Stock of any other Person.   Each Subsidiary of the Parent is either a Borrower, a Subsidiary Guarantor or an Unrestricted Subsidiary.

5.12                      Real Property Assets; Leases.

(a)           Part I of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list as of the Closing Date of (i) the street address of each Borrowing Base Asset, (ii) the Borrower which owns each such Borrowing Base Asset, (iii) the facility type of each such Borrowing Base Asset, (iv) the Facility Leases to which each such Borrowing Base Asset is subject, and (v) the name and address of the applicable Tenant.  The applicable Borrower has a fee simple title to or holds a ground lease interest pursuant to an Eligible Ground Lease in each Borrowing Base Asset listed on Schedule 5.12 hereto and such schedule correctly sets forth the type of interest (fee or leasehold) held by each Borrower in each Borrowing Base Asset.  Each parcel of real property identified on Part I of Schedule 5.12 is a Real Property Asset that qualifies as a Borrowing Base Asset pursuant to the terms hereof and which is subject to a first priority lien (subject to Permitted Liens) in favor of the Administrative Agent (for the benefit of the Lenders) pursuant to a properly-recorded Mortgage Instrument and Assignment of Leases.

(b)           Part II of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true and complete list as of the Closing Date of (i) the street address of each other Real Property Asset owned by any Borrower, (ii) the applicable Borrower which owns each such other Real Property Asset, (iii) the facility type of each such other Real Property Asset, (iv) the lease(s) to which each such other Real Property Asset is subject, and (v) the name and address of the Tenants with respect to each such other Real Property Asset.

(c)           Part III of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth the names and addresses of all Tenants with respect to the Real Property Assets who are, to the knowledge of any Responsible Officer of the Borrowers, (i) delinquent in paying any franchise, business, intangible, personal property taxes or real estate taxes due beyond the later of the applicable grace period with respect thereto, if any, and forty five (45) days and/or (ii) the subject of any Bankruptcy Event.

(d)          Part IV of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly identifies all Facility Leases in existence as of the date hereof with respect to the Borrowing Base Assets, together with the applicable Tenant and the remaining term of each such Facility Lease.

(e)           Part IV of Schedule 5.12 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) properly sets forth all subleases with respect to the Facility Leases relating to any of the Borrowing Base Assets, the termination of which could result in a material adverse effect on the applicable Tenant’s ability to continue to make scheduled payments to the applicable Borrower under the applicable Facility Lease, together with the applicable tenant with respect thereto, the remaining term of the sublease and whether or not such tenant is current on payments due thereunder.

(f)           To the knowledge of the Responsible Officers of the Borrowers, each of the facilities located on the Borrowing Base Assets owned by the Borrowers is currently in good repair, working order and condition without any material structural or engineering defects or conditions.  To the knowledge of the Responsible Officers of the Borrowers, no condemnation or condemnation proceeding has been instituted and remained undismissed for a period in excess of ninety (90) consecutive days, in each case, with respect to a material portion of any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 5.12.  To the knowledge of the Responsible Officers of the Borrowers, no material casualty event has occurred with respect to the improvements located on any Real Property Asset listed as a Borrowing Base Asset on Part I of Schedule 5.12 which has not been (or, if applicable) will not be able to be) fully remediated with available insurance proceeds.

5.13                      Material Contracts; Additional Contractual Obligations.

Schedule 5.13 (as updated pursuant to the terms hereof through the delivery of a Compliance Certificate) is a true, correct and complete listing of all Material Contracts as of the Closing Date (other than those set forth on Part V of Schedule 5.12).  No event of default, or event or condition which with the giving of notice, the lapse of time, a determination of materiality, the satisfaction of any other condition or any combination of the foregoing, would constitute such an event of default, exists with respect to any such Material Contract. Except as set forth on Schedule 5.13, no Borrower is a party to any contract or agreement that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar state or local law.

5.14                      Investments.

All Investments of each Borrower are Investments permitted pursuant to Section 7.04(b).

5.15                      Solvency.

The Credit Parties are Solvent on a consolidated basis.

5.16                      Taxes.

The Credit Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties (including all Real Property Assets), income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, there is no proposed tax assessment against any Credit Party that would, if made, have a Material Adverse Effect.

5.17                      REIT Status.

The Parent is taxed as a “real estate investment trust” within the meaning of Section 856(a) of the Code and each of the Borrowers are Qualified REIT Subsidiaries.

5.18                      Insurance.

All insurance coverage of the Borrowers and all insurance coverage of the Tenants with respect to the Real Property Assets of the Borrowers, in each case, as in existence as of the Closing Date and as of each date on which such schedule is subsequently updated pursuant to the terms hereof through the delivery of a Compliance Certificate, is described on the certificates attached hereto as Schedule 5.18.

5.19                      Healthcare; Facility Representations and Warranties.

(a)           Compliance With Healthcare Laws.  Without limiting the generality of Section 5.09 hereof or any other representation or warranty made herein, neither the Parent nor any of the Borrowers and, to the knowledge of the Responsible Officers of the Parent and the Borrowers, no Tenant, is in material violation of any applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority governing patient healthcare or the operation of any Healthcare Facility (including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute” (collectively, “Healthcare Laws”) where such violation would result in a Material Adverse Effect.  The Parent and each of the Borrowers (if applicable) and, to the knowledge of the Responsible Officers of the Parent and the Borrowers, each of the Tenants, comply in all material respects with the applicable requirements of the Joint Commission, the Food and Drug Administration, Drug Enforcement Agency and State Boards of Pharmacy and the federal and state Medicare and Medicaid programs as required by the Healthcare Laws and, to the knowledge of the Responsible Officers of the Parent and the Borrowers, there are no notices of material violations of the Healthcare Laws with respect to the Parent, the Borrowers, any Tenant or any of the Real Property Assets owned by any Borrower.

(b)           Licenses, Permits, and Certifications.

(i)           To the knowledge of the Responsible Officers of the Parent and the Borrowers, each Tenant has such permits, licenses, franchises, certificates and other approvals or authorizations of Governmental Authorities as are necessary under applicable law or regulations to own its properties and to conduct its business and to receive reimbursement under Medicare, Tricare (if applicable) and Medicaid (including without limitation such permits as are required under such federal, state and other health care laws, and under such HMO or similar licensure laws and such insurance laws and regulations, as are applicable thereto), if the failure to obtain such permits, licenses, franchises, certificates and other approvals or authorizations could reasonably be expected to result in a Material Adverse Effect.  Notwithstanding the foregoing, no Borrower is the owner of any licenses or permits required for the provision of Medical Services at any of the Real Property Assets.

(ii)           To the knowledge of the Responsible Officers of the Parent and the Borrowers, each Tenant has all Medicare, Tricare (if applicable), Medicaid and related provider or supplier billing number(s) and related documentation necessary to submit reimbursement claims to Medicare, Tricare and/or Medicaid for any Medical Service furnished by such Person in any jurisdiction where it conducts business if the failure to obtain billing number(s) or related documentation could reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, no Tenant is currently subject to suspension, revocation, renewal or denial of its Medicare, Tricare and/or Medicaid certification, supplier billing number(s), or Medicare, Tricare and/or Medicaid participation agreement(s).

(iii)           To the knowledge of the Responsible Officers of the Parent and the Borrowers, each of the facilities located on the Real Property Assets owned by the Borrowers is currently accredited by The Joint Commission (the “Joint Commission”) or certified by any required Governmental Authority and is duly licensed to operate in the manner currently operated, as required under applicable Laws.  In addition, to the knowledge of the Responsible Officers of the Parent and the Borrowers, each such facility is in compliance in all material respects with the applicable provisions of every law, ordinance, statute, regulation, order, standard, restriction or rule of any federal, state or local government or quasi-governmental body, agency, board or authority having jurisdiction over the operation thereof, including, without limitation, health care and fire safety codes.

(c)           HIPAA Compliance.  Neither the Parent nor any Borrower is a “covered entity” within the meaning of HIPAA.

(d)           No Investigations or Proceedings.  To the knowledge of the Responsible Officers of the Parent and the Borrowers, neither the Parent nor any Borrower is the subject of any civil or criminal penalty, process, claim, action or proceeding, investigation or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could reasonably be expected to cause a Material Adverse Effect.

(e)           Medical Services.  No Credit Party is in the business of providing Medical Services.

5.20                      Disclosure.

Each Credit Party has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  To each Credit Party’s knowledge,  no report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Credit Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Credit Party represents only that, to each Credit Party’s knowledge, such information was prepared in good faith based upon assumptions believed to be reasonable at the time, with the understanding that certain of such information is prepared or provided by each Credit Party based upon information and assumptions provided to such Credit Parties by tenants of such Credit Parties.

5.21                      Collateral Documents.

The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens, prior to all other Liens other than Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Subsidiary Guarantors and/or Parent, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Revolving Commitments hereunder shall have terminated:

6.01                      Financial Statements.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of Section 6.02 hereof), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)            as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Parent (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal year, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by (i) a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) an attestation report of such Registered Public Accounting Firm as to the Borrower’s internal controls pursuant to Section 404 of Sarbanes-Oxley expressing a conclusion that the Parent has maintained effective internal controls over financial reporting based on COSO criteria; provided, that the Administrative Agent hereby agrees that a Form 10-K of the Parent in form similar to that delivered as part of the Audited Financial Statements shall satisfy the requirements of this Section 6.01(a); and

(b)            as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent (or if earlier, the date that is five (5) days after the reporting date for such information required by the SEC), a consolidated balance sheet of the Consolidated Parties as at the end of such fiscal quarter, and the related consolidated statements of earnings, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Parent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Parties in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; provided, that the Administrative Agent hereby agrees that a Form 10-Q of the Parent in form similar to that delivered to the SEC shall satisfy the requirements of this Section 6.01(b).

6.02                      Certificates; Other Information.

The Borrowers shall deliver to the Administrative Agent (and the Administrative Agent shall disseminate such information pursuant to the terms of this Section 6.02), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)            concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Parent;

(b)            within forty five (45) days after the end of each fiscal quarter, a Borrowing Base Certificate calculated as of the end of the immediately prior fiscal quarter, duly completed and executed by a Responsible Officer of the Parent; provided, however, the Borrower Representative may, at its option, provide an updated Borrowing Base Certificate more frequently than quarterly;

(c)            within forty five (45) days following the date on which such statements and calculations are due to the respective Borrowers from the respective Tenants, quarterly operating statements and Occupancy Rate calculations concerning each of the then-existing Borrowing Base Assets;

(d)            within thirty (30) days after the end of each fiscal year of the Parent, beginning with the fiscal year ending December 31, 2009, an annual operating forecast of the Parent containing, among other things, pro forma financial statements for the then current fiscal year and updated versions of the pro forma financial projections delivered in connection with Section 4.01(g) hereof;

(e)            promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors by the independent accountants of the Parent (or the audit committee of the board of directors of the Parent) in respect of the Parent (and, to the extent any such reports, letters or recommendations are prepared separately for any one or more of the Borrowers, such Borrower(s)) by independent accountants in connection with the accounts or books of the Parent (or such Borrower(s)) or any audit of the Parent (or such Borrower(s));

(f)            promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by the Parent in its capacity as such holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;

(g)            promptly upon receipt thereof, a copy of any other report or “management letter” submitted by independent accountants to the Parent or any Borrower in connection with any annual, interim or special audit of the books of the Parent (or any such Borrower(s));

(h)            promptly upon any Responsible Officer of the Parent or the Borrowers becoming aware thereof, notice of (i) the existence of any contemplated offering, placement or arrangement which will constitute an Event of Default under the terms of Section 8.01(l), (ii) any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, (iii) the occurrence of any Internal Control Event and (iv) any other Default or Event of Default;

(i)            within ten (10) days upon any Responsible Officer of the Parent or the Borrowers becoming aware thereof, reports detailing income or expenses of any assets directly owned or operated, or which will be included on the balance sheet for purposes of FIN 46, other than as previously disclosed in the Parent’s Form 10-K, 10-Q or any other publicly available information; and

(j)            promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(b), (c), (d), or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent or the Borrowers post such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted by the Administrative Agent (on the Borrowers’ behalf) on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender (through the Administrative Agent) that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (through the Administrative Agent) and (B) the Borrowers shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender (through the Administrative Agent) of the posting of any such documents (each Lender to which delivery of such documents shall be made by posting to any such website shall have been given access to such website on or prior to the date of such posting) and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent and each of the Lenders (through the Administrative Agent).  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers (and the Borrower Representative) hereby acknowledge that (x) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (y) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”).  The Borrowers (and the Borrower Representative) hereby further agree that (ww) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof (xx) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in Section 10.08); (yy) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public;” and (zz) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public.”

6.03                      Preservation of Existence and Franchises.

Each Credit Party will do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.  Each Credit Party shall remain qualified and in good standing in each jurisdiction in which the failure to so qualify and be in good standing could have a Material Adverse Effect.

6.04                      Books and Records.

Each Credit Party will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP.

6.05                      Compliance with Law.

Each Credit Party will comply with all Laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities (including, without limitation, building and zoning laws and all Healthcare Laws), applicable to it and all of its real and personal property (including, without limitation, each Real Property Asset owned by any Borrower) if noncompliance with any such law, rule, regulation, order or restriction could have a Material Adverse Effect.  Each Borrower will comply with all terms and conditions of all Material Contracts to which it is a party to the extent that that such non-compliance could have a Material Adverse Effect.

6.06                      Payment of Taxes and Other Indebtedness.

Each Credit Party will pay and discharge (or cause to be paid or discharged) (a) all taxes (including, without limitation, any corporate or franchise taxes), assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties (including, without limitation, each Real Property Asset owned by any Borrower), before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon any of its properties, and (c) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no Credit Party shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) could give rise to an immediate right to foreclose on a Lien securing such amounts in respect of any Real Property Assets owned by the Borrower or (ii) could have a Material Adverse Effect.

6.07                      Insurance.

In addition to the requirements of any of the other Credit Documents, the Parent and the Borrowers shall maintain, or with respect to any Borrowing Base Asset leased by a Borrower to an Eligible Tenant, cause the applicable Eligible Tenant, to maintain, insurance policies and coverages indicated on the certificates attached hereto as Schedule 5.18, subject to changes in policies and coverages based on the availability of insurance for Persons engaged in similar types of properties in the applicable location, in each case as approved by the Administrative Agent in its reasonable discretion.  The Borrowers will deliver to the Administrative Agent (a) within ten (10) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage from that existing on the date hereof and (b) promptly upon receipt, notice of any cancellation or nonrenewal of coverage by the Parent or any Borrower thereof.  The Administrative Agent shall be named as loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any insurance procured with respect to the Borrowing Base Assets and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent (i) thirty (30) days prior written notice before any such policy or policies shall be canceled and (ii) fifteen (15) days prior written notice before any policy or policies shall be altered.

6.08                      Maintenance of Property.

In addition to the requirements of any of the other Credit Documents, the Borrowers shall (a) protect and preserve, or cause to be protected and preserved all Borrowing Base Assets and maintain, or cause to be maintained, in good repair, working order and condition all Borrowing Base Assets, ordinary wear and tear excepted, and (b) from time to time make, or cause to be made, all needed and appropriate repairs, renewals, replacements and additions to such Borrowing Base Assets, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.  No Borrower owns any material intellectual property.

6.09                      Performance of Obligations.

The Credit Parties will pay and discharge at or before maturity, or prior to expiration of applicable notice, grace and curative periods, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

6.10                      Visits and Inspections.

The Borrowers (subject to applicable Facility Leases), shall permit representatives or agents of any Lender or the Administrative Agent, from time to time, and, if no Event of Default shall have occurred and be continuing, after reasonable prior notice, but not more than twice annually and only during normal business hours to: (a) visit and inspect all Borrowing Base Assets to the extent any such right to visit or inspect is within the control of such Person; (b) inspect and make extracts from their respective books and records, including but not limited to management letters prepared by independent accountants; and (c) discuss with its principal officers, and its independent accountants, its business, properties, condition (financial or otherwise), results of operations and performance.  If requested by the Administrative Agent, the Parent or the Borrowers, as applicable, shall execute an authorization letter addressed to its accountants authorizing the Administrative Agent or any Lender to discuss the financial affairs of the Parent or any Borrower with its accountants.

6.11                      Use of Proceeds/Purpose of Loans and Letters of Credit.

The Borrowers shall use the proceeds of all Loans and use Letters of Credit only for the purpose of (i) on the Closing Date to refinance existing Indebtedness of the Borrowers under the 2006 Credit Facility and (ii) on and after the Closing Date to finance general corporate working capital (including asset acquisitions) or other corporate purposes of the Borrowers and the other Credit Parties (to the extent not inconsistent with the Credit Parties’ covenants and obligations under this Credit Agreement and the other Credit Documents).

6.12                      Financial Covenants.

(a)           Consolidated Leverage Ratio.  The Borrowers shall cause the Consolidated Leverage Ratio, as of the end of any fiscal quarter, to be equal to or less than 5.00 to 1.00.

(b)           Consolidated Fixed Charge Coverage Ratio.  The Borrowers shall cause the Consolidated Fixed Charge Coverage Ratio, as of the end of any fiscal quarter, to be equal to or greater than 2.00 to 1.00.

(c)           Consolidated Tangible Net Worth.  The Borrowers shall cause the Consolidated Tangible Net Worth as of the end of any fiscal quarter to be equal to or greater than the sum of (i) $891,900,000 plus (ii) an amount equal to 100% of the net cash proceeds received by the Consolidated Parties from Equity Transactions during the period commencing as of April 1, 2009 and ending as of the last day of the fiscal quarter for which such calculation is being performed.

(d)            Distribution Limitation.  The Borrowers shall cause the cash distributions to the Parent’s shareholders made or declared by the Parent during the four (4) fiscal quarter period ending on such date to be equal to or less than ninety-five percent (95%) (or such greater amount as is required for the Parent to maintain REIT status) of the aggregate cumulative Funds From Operations accrued during such period.  Notwithstanding anything to the contrary contained in this Section 6.12(d), the Parent may (i) distribute to the Parent’s shareholders any and all cash proceeds received by the Parent in connection with any issuance or sale of shares of its Capital Stock and (ii) make unlimited distributions to the Parent’s shareholders payable solely in the form of common stock of the Parent).

6.13                      Environmental Matters.

(a)           Each of the Parent and the Borrowers shall comply with all Environmental Laws in respect of the Borrowing Base Assets.  The Parent and the Borrowers shall promptly take all actions necessary to prevent the imposition of any Liens on any of the Borrowing Base Assets arising out of or related to any Environmental Laws.

(b)                      In respect of any Borrowing Base Asset, if any of the Parent or any Borrower shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against the Parent or any Borrower alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of any Hazardous Substance or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of a Hazardous Substance or any damages caused thereby, the Parent or the applicable Borrower shall provide the Administrative Agent with a copy of such notice within ten (10) days after the receipt thereof by the Parent or any Borrower.  To the extent requested by the Administrative Agent, any Borrower owning any Borrowing Base Asset or any Real Property Asset which is proposed for qualification as such shall execute and deliver to the Administrative Agent an environmental indemnity agreement with respect to thereto in form and substance acceptable to the Administrative Agent.

6.14                      REIT Status.

(a)           The Borrowers shall, for the entire term of this Credit Agreement, retain their Qualified REIT Subsidiary status.

(b)           The Parent shall, at all times during the term hereof, maintain its status as a REIT.

6.15                      New Subsidiaries.

(a)           Upon the acquisition, incorporation or other creation of any direct or indirect Subsidiary of the Parent which owns or is to own a Borrowing Base Asset, the Borrowers shall (i) cause such Subsidiary to become a Borrower hereunder through the execution and delivery to the Administrative Agent of a Borrower Joinder Agreement on or before the earlier of (A) the date on which a Real Property Asset owned by such Subsidiary is included in any calculation (pro forma or otherwise) of the Borrowing Base Amount and (B) the deadline for the delivery of the next Compliance Certificate pursuant to Section 6.02(a)), and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary, favorable opinions of counsel to such Subsidiary (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)            Upon the acquisition, incorporation or other creation of any other direct or indirect Subsidiary of the Parent (other than an Unrestricted Subsidiary), the Borrowers shall (i) cause such Subsidiary to become a Subsidiary Guarantor hereunder through the execution and delivery to the Administrative Agent of a Subsidiary Guarantor Joinder Agreement within thirty (30) days of the acquisition, incorporation or creation of such Subsidiary, and (ii) cause such Subsidiary to deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Subsidiary.

6.16                      Pledged Assets.

The Borrowers shall at all times subject all Borrowing Base Assets and all of their respective personal property to first priority Liens (subject in any case to Permitted Liens which by operation of law or contract would have priority over the Liens securing the Obligations) in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Credit Documents and such other additional security documents as the Administrative Agent shall reasonably request, and deliver all Borrowing Base Deliverables (and any updates to any of the information or materials delivered as a portion thereof) and such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, all in form, content and scope reasonably satisfactory to the Administrative Agent.  In furtherance of the Borrowers’ obligations under this Section 6.16, each of the Borrowers hereby agree that they shall, from time to time, at their own expense, promptly execute, deliver, file and/or record all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Administrative Agent may reasonably request (including, without limitation, the procurement of landlord consents with respect to the assignment of the applicable Borrower’s interests in any Borrowing Base Assets), in order to (a) properly evidence the Borrowers’ Obligations hereunder or under any Credit Document or (b) perfect, continue and protect the Liens and security interests granted or purported to be granted by any Collateral Documents and to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder and under any other Credit Document with respect to any Collateral.  The applicable Borrower(s) shall promptly deliver to the Administrative Agent a copy of each such instrument and evidence of its proper filing or recording, as necessary.

6.17                      Appraisals.

The Borrowers agree that the Administrative Agent shall have the right, once prior to the Termination Date (but to the extent no Default or Event of Default has occurred and is continuing, not during the six (6) month period immediately prior to the Termination Date), to request appraisals with respect to the Borrowing Base Assets and other Real Property Assets owned by them, that the Administrative Agent shall engage all appraisers with respect to such appraisals and that the Borrowers shall pay or reimburse to the Administrative Agent all reasonable and documented costs and expenses associated therewith to the extent required by and subject to the provisions of Section 10.04 hereof.

6.18                      Anti-Terrorism Laws.

None of the Credit Parties nor any of their respective Affiliates (i) will conduct any business or will engage in any transaction or dealing with any Prohibited Person, including making or receiving any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (ii) will deal in, or will engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (iii) will engage in or will conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order or the Patriot Act.  Each Borrower covenants and agrees to execute and/or deliver to Administrative Agent any certification or other evidence requested from time to time by Administrative Agent in its sole discretion, confirming such Borrower's compliance with this Section including, without limitation, any documentation which is necessary for ongoing compliance with any anti-money laundering Laws applicable to any Lender.

6.19                      Compliance With Material Contracts.

Each Credit Party shall perform and observe all the material terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time reasonably requested by the Administrative Agent and, upon the reasonable request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Credit Party is entitled to make under such Material Contract.

ARTICLE VII
NEGATIVE COVENANTS

The Borrowers hereby covenant and agree (on their own behalf and on behalf of the Subsidiary Guarantors and/or Parent, as applicable) that until the Obligations, together with interest, fees and other obligations hereunder, have been paid in full and the Revolving Commitments hereunder shall have terminated:

7.01                      Liens.

No Borrower shall, at any time, create, incur, assume or suffer to exist any Lien upon any of its assets or revenues, whether now owned or hereafter acquired, other than Permitted Liens.  The Parent shall not create any Lien upon the Capital Stock of any Borrower.

7.02                      Indebtedness.

No Borrower shall create, incur, assume or suffer to exist any Indebtedness, except:

    (a)        Indebtedness under the Credit Documents;

(b)        Indebtedness of the Borrowers set forth in Schedule 7.02 (and renewals, refinancings and extensions thereof on terms and conditions no less favorable to such Person than such existing Indebtedness);

(c)         unsecured intercompany Indebtedness of any Borrower to any Credit Party; provided, that such Indebtedness shall be expressly subordinate in all respects to the Obligations on terms reasonably acceptable to the Administrative Agent; and

(d)         Indebtedness of the Borrowers arising solely from unsecured guarantees of Indebtedness of the Parent pursuant to any public or private debt offering (including, without limitation the Senior Notes and any additional senior or subordinated note issuance, convertible debentures, or similar public or private issuance, but specifically excluding any bank credit facility or similar debt facility).

7.03                      Fundamental Changes.

Neither the Parent nor any Borrower shall merge, dissolve, liquidate, consolidate with or into another Person; provided, that, notwithstanding the foregoing provisions of this Section 7.03, (a) any Borrower may merge or consolidate with any other Borrower, (b) any Consolidated Party (including any Unrestricted Subsidiary) which is not a Credit Party may be merged or consolidated with or into any Credit Party provided that such Credit Party shall be the continuing or surviving corporation, (c) any Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary Guarantor and (d) any Subsidiary Guarantor may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

7.04                      Dispositions; Acquisitions.

(a)           The Borrowers shall not make any sale, lease, transfer or other disposition of (i) any Borrowing Base Asset, except to the extent permitted pursuant to Section 7.12 hereof; or (ii) any other material assets of the Borrowers unless (A) such sale, lease, transfer or other disposition is performed in the ordinary course of the Borrowers’ Businesses or (B) the consideration paid in connection with such other material assets (1) is in cash or Cash Equivalents, (2) is in an amount not less than the fair market value of the Property disposed of and (3) does not exceed, in the aggregate during any calendar year (for the all Borrowers and all such sales, leases, transfers or other dispositions) $500,000.  The Parent shall not, in any case, transfer, sell, lease, pledge or otherwise dispose of the Capital Stock of the Borrowers held by it without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent).

(b)            The Borrowers shall not, without the prior written consent of the Administrative Agent (which consent may be granted or withheld in the sole discretion of the Administrative Agent), make any Investments or otherwise acquire any material real or personal property other than: (i) acquisitions of personal property in the ordinary course of business to the extent required to continue to operate the Borrowers’ Businesses in the manner in which they are currently being operated and (ii) investments in cash or Cash Equivalents.

7.05                      Business Activities.

No Borrower shall engage in any business activities other than owning, developing, managing and providing secured financing for real and personal property and similar interests in leasehold properties which are owned by or net leased to healthcare operators for use as Healthcare Facilities.

7.06                      Transactions with Affiliates and Insiders.

No Borrower shall, at any time, enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) advances of working capital to any such Borrower, (b) transfers of cash and assets to any Borrower, (c) intercompany transactions expressly permitted by Section 7.02, Section 7.03 or Section 7.04, (d) normal compensation and reimbursement of expenses of officers and directors and (e) except as otherwise specifically limited in this Credit Agreement, other transactions which are entered into in the ordinary course of such Borrower’s business on terms and conditions substantially as favorable to such Borrower as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

7.07                      Organization Documents; Fiscal Year.

No Credit Party shall (a) amend, modify or change its organization documents in a manner adverse to the Lenders or (b) change its fiscal year.

7.08                      Modifications to Other Documents.

The Borrowers shall not, without the prior written consent of the Required Lenders enter into any material amendment or modification or cancel or terminate any Material Contract prior to its stated maturity (subject to the provisions of this Section 7.08(b) with respect to Facility Leases) prior to its stated maturity.  Notwithstanding the foregoing, with respect to any Facility Lease, the Borrowers may amend or modify or permit the amendment or modification of any Facility Lease without the Required Lenders’ prior written consent, except to the extent such amendment or modification: (i) decreases the rent or any other monetary obligations under any Facility Lease (except as set forth in the proviso to this sentence); (ii) shortens the term of any Facility Lease; (iii) releases or limits the liability of any guarantor under any Facility Lease; (iv) releases any security deposits or letters of credit or any other security or collateral under any Facility Lease; (v) consents to the assignment, delegation or other transfer of rights and obligations under any Facility Lease; or (vi) makes any other material change to the terms and conditions of any Facility Lease or increases in any material respect the obligations or liabilities of the applicable Borrower thereunder; provided, however, that to the extent such amendment, modification or restructuring of a Facility Lease involves the replacement of a Tenant, (A) the Borrowers shall have delivered to the Lenders and the Administrative Agent the (1) identity of such proposed new tenant (the “New Tenant”), (2) the proposed lease with such New Tenant (the “New Lease”) and (3) such other information as reasonably requested and (B) provided that (1) such New Tenant is an Eligible Tenant, (2) the New Lease provides for rent payments in each year which are at least eighty percent (80%) of the rent payments in each year due under the lease being amended, modified or replaced (the “Existing Facility Lease”) and (3) the New Lease is otherwise substantially similar in all material respects to the Existing Facility Lease, then within twenty (20) Business Days after receiving the foregoing information from the Borrowers, if the Required Lenders have not either approved or disapproved such proposal, the Required Lenders shall be deemed to have approved such proposal.

7.09                      Ownership of Subsidiaries.

Notwithstanding any other provisions of this Credit Agreement to the contrary, (a) no Borrower shall own any Capital Stock of any other entity; (b) no Person other than the Parent shall own any Capital Stock of any Borrower; and (c) no Borrower shall permit, create, incur, assume or suffer to exist any Lien on any Capital Stock of any Borrower.

7.10                      No Further Negative Pledges.

No Borrower will enter into, assume or become subject to any Negative Pledges or agreement prohibiting or otherwise restricting the existence of any Lien upon any of its Property in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, or requiring the grant of any security for any obligation if such Property is given as security for the Obligations, except (a) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, and (b) pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.04, pending the consummation of such sale.

7.11                      Limitation on Restricted Actions.

The Borrowers will not directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to the Parent on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Borrower and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(d) above) for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents, (ii) applicable Law, (iii) any Lien or any documentation or instrument governing any Lien permitted under Section 7.01 provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, or (v) customary restrictions and conditions contained in any agreement relating to the sale of any Borrowing Base Assets permitted under Section 7.04, pending the consummation of such sale.

7.12                      Addition/Replacement of Borrowing Base Assets.

(a)           The Borrowers shall not request a release of any Borrowing Base Assets from the Liens established pursuant to the applicable Mortgage Instrument and Assignment of Leases with respect thereto or add any Real Property Assets as Borrowing Base Assets hereunder except in accordance with the following:

(i)            The Borrowers may at any time include additional Real Property Assets (which satisfy the requirements set forth in the definition of Borrowing Base Assets, including, without limitation, delivery of each of the Borrowing Base Asset Deliverables with respect thereto) as Borrowing Base Assets with the written approval of the Administrative Agent.

(ii)            The Borrowers may obtain releases of Borrowing Base Assets from the Liens and security interests of the Administrative Agent hereunder and under the Collateral Documents relating thereto through satisfaction of each of the following conditions: (A) the applicable Borrower shall deliver to the Administrative Agent, not less than five (5) days prior to the date of such requested release a written request for release of the applicable Borrowing Base Asset, (B) the applicable Borrower shall deliver, together with such request for release, a pro forma Compliance Certificate showing that, on a pro forma basis, after giving effect to such release, (1) all financial covenants contained herein shall be satisfied and (2) the outstanding principal amount of Obligations shall not exceed the lesser of the Aggregate Revolving Committed Amount and the Borrowing Base Amount (after giving effect to the removal of such Borrowing Base Asset from the calculation of the Borrowing Base Amount, if applicable), (C) a Responsible Officer of the Borrowers shall certify in writing to the Administrative Agent that no Default or Event of Default shall exist immediately after giving effect to the applicable release and (D) the Administrative Agent shall have received evidence, acceptable to it in its discretion that the matters set forth in such request, Compliance Certificate and certification are true and correct in all material respects.  To the extent all such conditions to release are satisfied, the Administrative Agent will, at the Borrowers’ expense, deliver to the applicable Borrower such documentation as is reasonably necessary to evidence the release of the Administrative Agent’s security interest, if any, in the released Borrowing Base Asset(s).  The Borrowers shall not otherwise actively cause or willfully fail to take any commercially reasonable action that causes any Borrowing Base Asset to fail to qualify as such during the term of this Credit Agreement.

(iii)             Notwithstanding anything herein to the contrary, the appraised value of the Borrowing Base Assets released (whether or not substituted therefore) in any fiscal year pursuant to this Section 7.12 shall not exceed $40,000,000 in the aggregate and the appraised value of the Borrowing Base Assets released (whether or not substituted therefore) during the entire term hereof shall not, in any case (and regardless of whether the $40,000,000/year limitation is met during any given year), exceed $100,000,000 in the aggregate.

(b)            The Borrowers shall not fail to deliver to the Administrative Agent, immediately upon a Responsible Officer of any Borrower obtaining knowledge of a Borrowing Base Asset failing to qualify as such, a pro forma Borrowing Base Certificate (which certificate shall include an update to the information set forth on Schedule 5.12) demonstrating that, upon giving effect to the removal from the calculation of the Borrowing Base Amount of the Collateral Value or Mortgageability Amount (as applicable) attributable to such former Borrowing Base Asset, the Borrowers shall be in compliance with Section 2.01(a) hereof.

(c)            The Borrowers shall not include any Real Property Asset as a Borrowing Base Asset on any schedule, Borrowing Base Certificate or Compliance Certificate delivered in connection with this Credit Agreement unless (i) such Real Property Asset meets the definition of Borrowing Base Asset and Borrowers have otherwise satisfied the requirements set forth in this Agreement and (ii) such Real Property Asset continues to qualify as a Borrowing Base Asset as of the date of such inclusion.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01                      Events of Default.

The occurrence and continuation of any of the following shall constitute an Event of Default:

(a)            Non-Payment.  The Borrowers or any other Credit Party fails to pay when and as required to be paid herein, (i) any amount of principal of any Loan or any L/C Obligation, (ii) within five (5) days after the same becomes due, any interest on any Loan or on any L/C Obligation or any Unused Fee or (iii) within ten (10) days after the earlier of (A) a Responsible Officer of the Parent or any Borrower becoming aware that the same has become due or (B) written notice from the Administrative Agent to the Borrowers, any other fee payable herein or any other amount payable herein or under any other Credit Document becomes due; or

(b)            Specific Covenants.  The Borrowers fail to perform or observe any term, covenant or agreement contained in (i) any of Sections 6.01 6.02 or 6.10 within ten (10) days after the same becomes due or required or (ii) any of Sections 6.03, 6.06, 6.07, 6.11, 6.12, 6.14, 6.15 or 6.16 or Article VII; or

(c)            Other Defaults.  Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the Parent or any Borrower becoming aware of such default or (ii) written notice thereof by the Administrative Agent to the Borrowers (or, if such failure cannot be reasonably cured within such period, sixty (60) days, so long as the applicable Credit Party has diligently commenced such cure and is diligently pursuing completion thereof); or

(d)            Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by the Borrowers on behalf of the Borrowers, the Parent or any other Credit Party and contained in this Credit Agreement, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)            Cross-Default.  (i) there occurs any event of default under any of the Senior Note Indentures; (ii) the Parent or any Borrower (A) fails to perform or observe (beyond the applicable grace or cure period with respect thereto, if any) any Contractual Obligation if such failure could reasonably be expected to have a Material Adverse Effect, (B) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and beyond the applicable grace or cure period with respect thereto, if any) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or otherwise fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which event of default is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded, in each case to the extent such Indebtedness or other obligation is in an amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Borrower is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Borrower is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Borrower as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  The Parent or any Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its properties; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Parent or such Borrower and the appointment continues undischarged or unstayed for ninety (90) calendar days; or any proceeding under any Debtor Relief Law relating to the Parent or any Borrower or to all or any material part of its property is instituted without the consent of the Parent or such Borrower, as the case may be, and continues undismissed or unstayed for ninety (90) calendar days, or an order for relief is entered in any such proceeding; or

(g)            Inability to Pay Debts; Attachment.  (i) The Parent or any Borrower becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process in an amount in excess of the Threshold Amount is issued or levied against all or any material part of the properties of the Parent or any Borrower and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)            Judgments.  There is entered against the Parent or any Borrower (i) any one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) a Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Credit Documents; Guaranty.  (i) Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of satisfaction in full of all the Obligations or as a result of the Administrative Agent’s failure to record and/or file where and/or when appropriate any Collateral Documents or any continuation statements, ceases to be in full force and effect; or any Credit Party contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or (ii) except as the result of or in connection with a dissolution, merger or disposition of a Subsidiary Guarantor not prohibited by the terms of this Credit Agreement, the Guaranty shall cease to be in full force and effect, or any Guarantor hereunder shall deny or disaffirm such Guarantor’s obligations under such Guaranty, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty; or

(k)            Change of Control.  There occurs any Change of Control.

8.02                      Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, upon written notice to the Borrowers in any instance, take any or all of the following actions:

(a)            declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)            declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or additional notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c)            require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                      Application of Funds.

After the exercise of remedies in accordance with the provisions of Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to provide Cash Collateral as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among the Lenders in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (b) the Administrative Agent for the account of the L/C Issuer, to provide Cash Collateral for that portion of the L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to payment of that portion of the Obligations constituting obligations under Swap Contracts between any Borrower and any Lender or Affiliate of any Lender (including, without limitation, payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Borrower and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted hereunder); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to provide Cash Collateral for the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01                      Appointment and Authorization of Administrative Agent.

(a)           Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)            The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII and in the definition of “Agent-Related Person” included the L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the L/C Issuer.

9.02                      Delegation of Duties.

The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

9.03                      Liability of Administrative Agent.

No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

9.04                      Reliance by Administrative Agent.

(a)           The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)             For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

9.05                      Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.06                      Credit Decision; Disclosure of Confidential Information by Administrative Agent.

Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession (in each case, except to the extent the Administrative Agent has confirmed to any Lender in writing the satisfaction of conditions to funding as of the Closing Date).  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrowers and the other Credit Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Credit Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

9.07                      Indemnification of Administrative Agent.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

9.08                      Administrative Agent in its Individual Capacity.

Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

9.09                      Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon thirty (30) days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender.  If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower Representative at all times other than during the existence of an Event of Default (which consent of the Borrower Representative shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower Representative, a successor administrative agent from among the Lenders.  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms “Administrative Agent,” “L/C Issuer” and “Swing Line Lender” thereafter shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s and Swing Line Lender’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.  If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

9.10                      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations (other than obligations under Swap Contracts to which the Administrative Agent is not a party) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.11                      Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion to release any Guarantor (other than the Parent) from its obligations under the Guaranty if such Person either (i) ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) has been designated as an Unrestricted Subsidiary.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the authority of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 9.11.  Upon the release of any Guarantor pursuant to this Section 9.11, the Administrative Agent shall (to the extent applicable) deliver to the Credit Parties, upon the Credit Parties' request and at the Credit Parties' expense, such documentation as is reasonably necessary to evidence the release of such Guarantor from its obligations under the Credit Documents.

9.12                      Other Agents; Arrangers and Managers.

None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

ARTICLE X
MISCELLANEOUS

10.01                      Amendments, Etc.

No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and signed by the Borrowers, the Guarantors (if applicable) and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a)            unless also signed by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), it being understood that the amendment or waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii)                      waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii)                      reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv)                      change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(v)           change any provision of this Section 10.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or

(vi)                      release the Parent or all or substantially all of the Subsidiary Guarantors from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(b)            unless also signed by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

(c)            unless also signed by the Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Credit Agreement; and

(d)            unless also signed by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

provided, however, that notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledged that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

10.02                      Notices and Other Communications; Facsimile Copies.

(a)           General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission).  All such written notices shall be mailed certified or registered mail, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to any Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to any Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                      Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower Representative may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)            Effectiveness of Facsimile Documents and Signatures.  Credit Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f)           Change of Address, Etc.  Each of the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

10.03                      No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Credit Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04                      Attorney Costs, Expenses and Taxes.

The Borrowers agree (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all reasonable and documented costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred following an Event of Default in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs and (c) all reasonable and documented appraisal costs incurred by the Administrative Agent in connection with the Administrative Agent’s procurement of FIRREA-compliant MAI appraisals with respect to any Borrowing Base Asset or any other Real Property Asset owned by any Borrower, to the extent any such appraisal is requested by the Administrative Agent (provided, that the Borrowers shall not be required to pay the costs and expenses associated with any Administrative Agent-requested appraisal more than once in any two (2) calendar year period with respect to any Real Property Asset); and (iii) any re-appraisals requested by any Borrower.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the reasonable and documented cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 10.04 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrowers.  The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

10.05                      Indemnification by the Borrowers.

The Borrowers shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that such indemnification shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, litigation, investigation, proceeding, demands, actions, judgments, suits, costs, expenses or disbursements are determined to have resulted from the gross negligence or willful misconduct of any Indemnitee.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  All amounts that may become due under this Section 10.05 shall be payable within twenty (20) Business Days after written invoice therefor is received by the Borrowers.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.06                      Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

10.07                      Successors and Assigns.

(a)           The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (i) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b)             Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed) provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans; (iii) any assignment of a Commitment must be approved by the Administrative Agent and, with respect to any assignment of a Revolving Commitment, the L/C Issuer and the Swing Line Lender (each such consent not to be unreasonably withheld or delayed), unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)           The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or other substantive change to the Credit Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)           Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any  provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required therein that directly affects such Participant.  Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.12 as though it were a Lender.

(e)           A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 10.15 as though it were a Lender.

(f)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)             Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(h)              Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrower Representative and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrower Representative, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower Representative shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder (with the consent of the Lender so-appointed); provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

10.08                      Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent  required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrower Representative; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers; (i) to the National Association of Insurance Commissioners or any other similar organization (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); or (j) to any nationally recognized rating agency that requires access to a Lender’s or an Affiliate’s investment portfolio in connection with ratings issued with respect to such Lender or Affiliate.  In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Extension of Credits.  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.  For the purposes of this Section, “Confidential Information” means all information received from any Credit Party relating to any Credit Party, any of the other Consolidated Parties, or its or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided, that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrowers or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

10.09                      Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrowers or any other Credit Party, any such notice being waived by the Borrowers (on their own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

10.10                      Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.11                      Counterparts.

This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.12                      Integration.

This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of specific supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement.  Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

10.13                      Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Extension of Credit, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.14                      Severability.

If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.15                      Tax Forms.

(a)           (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S.  withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrowers and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Borrowers make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii)            Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S.  withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii)            The Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 10.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a); provided that if such Lender shall have satisfied the requirement of this Section 10.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 10.15(a) shall relieve the Borrowers of their obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv)             The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 10.15(a).

(b)                      Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

(c)           If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

10.16                      Replacement of Lenders.

To the extent that Section 3.06(b) provides that the Borrowers shall have the right to replace a Lender as a party to this Credit Agreement, or if any Lender is a Defaulting Lender, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the related assignment fee to be paid by the Borrowers) pursuant to Section 10.07(b) to one or more Eligible Assignees procured by the Borrowers; provided, however, that if the Borrowers elect to exercise such right with respect to any Lender pursuant to such Section 3.06(b), they shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04.  The Borrowers shall pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05).  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans.

10.17                      No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby, the Borrowers each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and each Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrowers or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (d) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

10.18                      Source of Funds.

Each of the Lenders hereby represents and warrants to the Borrowers that at least one of the following statements is an accurate representation as to the source of funds to be used by such Lender in connection with the financing hereunder:

(a)            no part of such funds constitutes assets allocated to any separate account maintained by such Lender in which any employee benefit plan (or its related trust) has any interest;

(b)            to the extent that any part of such funds constitutes assets allocated to any separate account maintained by such Lender, such Lender has disclosed to the Borrowers the name of each employee benefit plan whose assets in such account exceed ten percent (10%) of the total assets of such account as of the date of such purchase (and, for purposes of this subsection (b), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan);

(c)            to the extent that any part of such funds constitutes assets of an insurance company’s general account, such insurance company has complied with all of the requirements of the regulations issued under Section 401(c)(1)(A) of ERISA; or

(d)            such funds constitute assets of one or more specific benefit plans that such Lender has identified in writing to the Borrowers.

As used in this Section, the terms “employee benefit plan” and “separate account” shall have the respective meanings provided in Section 3 of ERISA.

10.19                      GOVERNING LAW.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)                      ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO.  THE BORROWERS, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

10.20                      WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.21                      No Conflict.

To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any other Credit Document, this Credit Agreement shall control.

10.22                      USA Patriot Act Notice.

Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers (and to the extent applicable, the Parent), which information includes the name and address of the respective Borrowers (and to the extent applicable, the Parent) and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers (and to the extent applicable, the Parent) in accordance with the Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.23                      Entire Agreement.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.24                      California Real Property Assets.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY ASSETS LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER'S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY CREDIT DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR, TO THE EXTENT REQUIRED BY SECTION 8.3 OF THIS AGREEMENT, ALL OF THE LENDERS, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID.  THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

10.25                      2006 Facility Assignment Agreement.

Each Lender hereunder hereby authorizes and directs the Administrative Agent, on behalf of each such Lender, to, on the Closing Date, enter into the 2006 Facility Assignment Agreement, substantially in the form of Exhibit I hereto, among 2006 Facility Lenders and the 2006 Administrative Agent, which agreement shall provide, among other things, for the assignment all of the 2006 Facility Lenders’ rights, titles and interests in and to the 2006 Credit Facility and the 2006 Collateral Documents in favor of the Administrative Agent hereunder, on behalf of the Lenders hereunder and such other actions on its behalf as is contemplated by the terms of such 2006 Facility Assignment Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK -
SIGNATURE PAGES AND SCHEDULES AND EXHIBITS TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWERS:                                                                           OHI ASSET, LLC
OHI ASSET (ID), LLC
OHI ASSET (LA), LLC
OHI ASSET (CA), LLC
DELTA INVESTORS I, LLC
DELTA INVESTORS II, LLC

By:      Omega Healthcare Investors, Inc.,
the Sole Member of each such company

By:     /s/ Daniel J. Booth
Name: Daniel J. Booth
Title:   Chief Operating Officer

TEXAS LESSOR - STONEGATE, LP

By:     Texas Lessor – Stonegate GP, Inc.,
Its General Partner

By:      /s/ Daniel J. Booth
Name: Daniel J. Booth
Title:   Chief Operating Officer

OHIMA, INC.

By:      /s/ Daniel J. Booth
Name: Daniel J. Booth
Title:   Chief Operating Officer

LENDERS:                                                                           BANK OF AMERICA, N.A.,
as Administrative Agent

By:     /s/ Amie L. Edwards
Name: Amie L. Edwards
Title: Vice President

BANK OF AMERICA, N.A., as L/C Issuer, Swing Line Lender and as a Lender

By:    /s/ Amie L. Edwards
Name: Amie L. Edwards
Title: Vice President

UBS LOAN FINANCE LLC,
as a Lender

By:      /s/ Joselin Femandes
Name: Joselin Fernandes
Title: Associate Director

By:     /s/ Sailoz Sikka
Name: Sailoz Sikka
Title: Associate Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

By:    /s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

By:      /s/ Anca Trifan
Name: Anca Trifan
Title: Director

GENERAL ELECTRIC CAPTIAL CORPORATION,
as a Lender

By:    /s/ Jeff Erhardt
Name: Jeff Erhardt
Title: Authorized Signatory